UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Genworth Financial, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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6620 West Broad Street Richmond, Virginia 23230

April 1, 2016

Dear Stockholder,

You are invited to attend the 2016 Annual Meeting of Stockholders of Genworth Financial, Inc. to be held at 9:00 a.m. local time on Thursday, May 12, 2016, at The Westin Richmond, 6631 West Broad Street, Richmond, Virginia 23230.

The Annual Meeting will include a report on our business operations, discussion and voting on the matters set forth in the accompanying Notice of 2016 Annual Meeting of Stockholders and Proxy Statement, and discussion and voting on any other business matters properly brought before the meeting.

This year we elected to use the U.S. Securities and Exchange Commission rule that permits companies to furnish proxy materials to their stockholders over the Internet. We believe this expedites stockholders receiving proxy materials, lowers our costs and conserves natural resources. Therefore, we are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials, rather than a paper copy of the proxy statement and our 2015 Annual Report. The Notice of Internet Availability of Proxy Materials explains how to access the proxy materials online, vote online and obtain a paper copy of our proxy materials.

Whether or not you plan to attend the 2016 Annual Meeting of Stockholders, you can ensure your shares are represented at the meeting by promptly submitting your proxy by telephone, by Internet or by completing, signing, dating and returning your proxy card.

Cordially,

/s/ James S. Riepe	/s/ Thomas J. McInerney
James S. Riepe	Thomas J. McInerney
Non-Executive Chairman of the Board	President and Chief Executive Officer

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

9:00 a.m., May 12, 2016

The Westin Richmond

6631 West Broad Street

Richmond, Virginia 23230

April 1, 2016

To our Stockholders:

NOTICE IS HEREBY GIVEN that Genworth Financial, Inc.’s 2016 Annual Meeting of Stockholders will be held at The Westin Richmond, 6631 West Broad Street, Richmond, Virginia 23230, on Thursday, May 12, 2016, at 9:00 a.m. local time, to address all matters that may properly come before the 2016 Annual Meeting. In addition to receiving a report on our business operations, stockholders will be asked:

(1)	to elect the nine nominees named in this proxy statement as directors for the ensuing year;

(2)	to approve, on an advisory basis, the compensation of our named executive officers;

(3)	to ratify the selection of KPMG LLP as our independent registered public accounting firm for 2016; and

(4)	to transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record at the close of business on March 18, 2016 will be entitled to vote at the meeting and any adjournments. In accordance with the U.S. Securities and Exchange Commission rule, we are furnishing this proxy statement and our 2015 Annual Report to our stockholders over the Internet. We believe that posting these materials on the Internet enables us to provide stockholders with the information that they need more quickly. In addition, it lowers our costs of printing and delivering these materials, and reduces the environmental impact of our Annual Meeting. The Notice of Internet Availability of Proxy Materials sent to many of our stockholders explains how to access the proxy materials online, vote online and obtain a paper copy of our proxy materials.

We urge you to participate in the 2016 Annual Meeting, either by attending and voting in person or by voting through other acceptable means as promptly as possible. You may vote by telephone, through the Internet or by mailing your completed and signed proxy card (or voting instruction form, if you hold your shares through a broker, bank or other nominee). Each share of Class A Common Stock issued and outstanding as of the record date is entitled to one vote on each matter to be voted upon at our Annual Meeting. Your vote is important and we urge you to vote.

This notice, the proxy statement and proxy card are first being made available or mailed to stockholders on or about April 1, 2016.

Cordially,

/s/ Michael J. McCullough
Michael J. McCullough
Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 12, 2016

GENWORTH’S NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS, PROXY STATEMENT AND 2015 ANNUAL REPORT ARE AVAILABLE, FREE OF CHARGE, AT:

WWW.PROXYVOTE.COM

• To be voted on at the meeting

Every stockholder’s vote is important. Please complete, sign,

date and return your proxy card, or submit your

proxy by telephone or by Internet.

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. As used in this proxy statement, the terms “Genworth,” the “company,” “we,” “our” and “us” refer to Genworth Financial, Inc.

2016 Annual Meeting of Stockholders Information

Date and Time:	Thursday, May 12, 2016 at 9:00 a.m. local time
Place:	The Westin Richmond, 6631 West Broad St., Richmond, Virginia 23230
Record Date:	March 18, 2016
Voting Rights:	Each share of Class A Common Stock issued and outstanding as of the record date is entitled to one vote for each director nominee and one vote for each of the other proposals properly presented at the meeting.

2015 Company Performance and its Impact on Executive Compensation

•	2015 was a challenging year for Genworth, with mixed financial results for our businesses and poor stock price performance.

•

We met or exceeded key financial goals in our mortgage insurance businesses, but this was offset by performance in our U.S. life insurance businesses which was affected by reserve increases resulting from assumption changes in our universal life insurance portfolio.

•

Separately, we made significant progress in 2015 toward our key strategic turnaround objectives, including rate actions on our blocks of long-term care insurance, simplification of our business portfolio, expense reductions, and financial flexibility as we work to reduce our debt.

•

The 2015 annual incentive award paid to the CEO was significantly below his targeted amount, reflecting the mixed financial results and strategic accomplishments for the year; annual incentive awards paid to other continuing named executive officers varied based on their contributions to the overall company results through their individual areas of responsibility.

•	Equity compensation values for our continuing named executive officers declined significantly in value during 2015, consistent with the decline in our stock price over the same time period.

Voting Matters and Board Recommendations

Proposals	Board Recommendation	Page Number for Additional Information
1. Election of Directors	FOR each director	7
2. Advisory Vote to Approve Named Executive Officer Compensation	FOR	68
3. Ratification of Independent Registered Public Accounting Firm	FOR	73

i

Our Director Nominees

The table below sets forth information about our director nominees, of which eight of the nine are incumbent members of the Genworth Financial, Inc. Board of Directors (the “Board” or the “Board of Directors”), including their ages, length of service on our Board and relevant experience. The Board has determined that eight of the nine nominees are independent directors under the New York Stock Exchange listing requirements and our Governance Principles.

Director Nominee	Age	Director Since	Experience
William H. Bolinder	72	2010	Former President, Chief Executive Officer and a director of Acadia Trust N.A.

G. Kent Conrad	68	2013	Former U.S. Senator

Melina E. Higgins	48	2013	Former Partner at The Goldman Sachs Group, Inc.

Thomas J. McInerney	59	2013	President and Chief Executive Officer of Genworth Financial, Inc.

David M. Moffett	64	2012	Former Chief Executive Officer and a director of Federal Home Loan Mortgage Corporation

Thomas E. Moloney	72	2009	Former Senior Executive Vice President and Chief Financial Officer of John Hancock Financial Services, Inc.

John R. Nichols*	54	—	Former Executive Vice President and Chief Risk Officer of The Federal National Mortgage Association

James A. Parke	70	2004	Former Vice Chairman and Chief Financial Officer of GE Capital Services and former Senior Vice President of General Electric Company

James S. Riepe+	72	2006	Former Vice Chairman of T. Rowe Price Group, Inc.

*	Standing for initial election at the 2016 Annual Meeting of Stockholders
+	Non-Executive Chairman of the Board

Our Corporate Governance Facts

Size of Board as of April 1, 2016	10
Number of Independent Directors as of April 1, 2016	9
Board Committees Consist Entirely of Independent Directors	Yes
All Directors Attended at least 75% of Meetings Held in 2015	Yes
Annual Election of All Directors	Yes
Majority Voting for Directors	Yes
Separate Independent Chairman and CEO	Yes
Independent Directors Meet Regularly in Executive Session	Yes
Annual Board and Committee Self-Evaluations	Yes
Stockholders Holding at least 40% of Outstanding Common Stock Have Ability to Call Special Meeting	Yes
Stock Ownership Requirements for Directors	Yes
Anti-Hedging and Anti-Pledging Policies for Directors and Executive Officers	Yes
Corporate Social Responsibility Section of Our Corporate Website	Yes
Poison Pill	No

Additional Executive Compensation Governance Facts

Annual Advisory Approval of Executive Compensation	Yes
Use of Performance-Vested Stock in Long-Term Incentives	Yes
Stock Ownership Requirements for Executive Officers	Yes
Stock Ownership Requirement for CEO, as a Multiple Of Base Salary	7x
Retention Requirements for Equity Awards	Yes
Clawback Policy	Yes
Double-Trigger for Change of Control Benefits	Yes
Excise Tax Gross-Ups for Change of Control Benefits	No

Our Executive Compensation Philosophy and Practices

Our executive compensation programs utilize a balanced mix of base salary, annual and long-term incentives and customary benefits to attract and retain highly qualified executives and maintain a strong relationship between executive pay and company performance. As evidenced by the results of our “say-on-pay” votes at our 2015, 2014 and 2013 Annual Meetings of Stockholders, with over 97%, 96% and 97%, respectively, of shares represented at the meeting and entitled to vote voting in favor, we believe that stockholders have indicated strong support for the structure and execution of our named executive officer compensation programs.

Highlights of our named executive officer compensation programs, as described in the Compensation Discussion and Analysis section below, include:

•	compensation programs that are performance-based and align executive officer incentives with stockholder interests over multiple timeframes;

•

annual incentives that are earned based on performance measured against specific financial and operational objectives for an executive’s area of responsibility, together with a qualitative assessment of performance;

•	at-risk pay and compensation design that reflect an executive officer’s impact on company performance over time; and

•

appropriate risk management practices, including a clawback policy, anti-hedging policy, anti-pledging policy, stock ownership requirements, net share retention ratio and net hold requirements with respect to equity grants.

PROXY STATEMENT

Genworth Financial, Inc.

6620 West Broad Street

Richmond, Virginia 23230

This proxy statement is furnished in connection with the solicitation of proxies by Genworth on behalf of the Board of Directors for the 2016 Annual Meeting of Stockholders (the “Annual Meeting”). The notice of the Annual Meeting, the proxy statement and proxy card are first being made available or mailed to stockholders on or about April 1, 2016.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please take the time to vote your shares as soon as possible. You can ensure that your shares are voted at the meeting by submitting your proxy by telephone, by Internet or by completing, signing, dating and returning the proxy card. Submitting your proxy by any of these methods will not affect your right to attend the meeting and vote. A stockholder who gives a proxy may revoke it by voting in person at the Annual Meeting, by delivering a subsequent proxy or by notifying Genworth’s Corporate Secretary in writing of such revocation. Attendance at the meeting alone will not revoke a previously submitted proxy.

INTERNET AVAILABILITY OF PROXY MATERIALS

We are making this proxy statement and our 2015 Annual Report, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, available to our stockholders on the Internet. We mailed to many of our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including this proxy statement and our 2015 Annual Report. The Notice of Internet Availability of Proxy Materials also provides instructions on how to vote online, by mail or by telephone. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request these materials. Other stockholders, in accordance with their prior requests, have received e-mail notification of how to access our proxy materials and vote online, or have been mailed paper copies of our proxy materials and a proxy card (or a voting instruction form from their broker, bank or other nominee).

Internet distribution of proxy materials is designed to expedite receipt by stockholders, lower the costs associated with our Annual Meeting, and reduce the environmental impact of our Annual Meeting. However, if you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions for requesting such materials contained on the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

INFORMATION ABOUT THE ANNUAL MEETING AND PROXY VOTING

What matters are to be voted on at the Annual Meeting?

Genworth intends to present the following proposals for stockholder consideration and voting at the Annual Meeting:

(1) to elect the nine nominees named in this proxy statement as directors for the ensuing year;

(2) to approve, on an advisory basis, the compensation of our named executive officers;

(3) to ratify the selection of KPMG LLP (“KPMG”) as our independent registered public accounting firm for 2016; and

(4) to transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

What is the recommendation of the Board of Directors with respect to each proposal?

The Board of Directors recommends votes:

•	FOR the election of the nine nominees named in this proxy statement as directors;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers; and

•	FOR the ratification of the selection of KPMG as our independent registered public accounting firm for 2016.

Will any other matters be presented for a vote at the Annual Meeting?

At this time, we are not aware of any other matters that will be presented for a vote at the Annual Meeting. However, if another matter were to be properly presented, the proxies would use their own judgment in how to vote on that matter.

Who is entitled to vote at the Annual Meeting?

All holders of our Class A Common Stock, par value $0.001 (our “common stock”), issued and outstanding at the close of business on March 18, 2016 (the “record date”) are entitled to vote at the Annual Meeting. As of the record date, there were 498,490,381 shares of common stock issued and outstanding. Each share outstanding on the record date will be entitled to one vote.

How do I vote my shares?

Record Holders. Stockholders of record may vote their shares in person at the Annual Meeting, or may submit a proxy to cause their shares to be represented and voted at the Annual Meeting. Stockholders of record may grant a proxy with respect to their shares by mail, by telephone or by Internet. Granting a proxy by telephone or by Internet will be available through 11:59 p.m. Eastern time on May 11, 2016. Voting instructions appear on your proxy card. If you grant a proxy by telephone or by Internet, please have your proxy card available.

Beneficial Holders. If you are the beneficial owner, but not the record owner, of our common stock, you will receive instructions about voting from the bank, broker or other nominee that is the stockholder of record of your shares. Your ability to vote over the Internet or by telephone depends on the voting procedures of your bank, broker or other nominee. If you wish to attend the Annual Meeting to vote in person, you will have to contact your bank, broker or other nominee to obtain its proxy, and bring that document with you to the meeting.

Retirement Plan Holders. If you hold shares of our common stock through the Genworth Financial, Inc. Retirement and Savings Plan (the “Retirement and Savings Plan”), the Genworth Financial Canada Stock Savings Plan (the “Canada Plan”) or the Genworth Financial Share Participation Scheme in Ireland (the “Ireland Plan”), you will receive instructions about how to direct the trustee of your plan to vote your shares. Please review these voting instructions to determine your ability to vote over the Internet or by telephone.

Proxies or voting instruction forms submitted by mail, telephone or Internet will be voted in the manner indicated by the individuals named on the proxy or the voting instruction form.

What if I sign and return my proxy or voting instructions but do not specify how to vote your shares?

Record Holders. If you submit a proxy but do not specify how your shares are to be voted, the proxies will vote your shares:

•	FOR the election of the nine nominees named in this proxy statement as directors;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers; and

•	FOR the ratification of the selection of KPMG as our independent registered public accounting firm for 2016.

Beneficial Holders. If you submit a voting instruction form to your bank, broker or other nominee but do not specify how to vote your shares, your shares will be voted in the bank, broker or other nominee’s discretion with respect to the ratification of KPMG but such shares will not be voted with respect to the election of directors or the proposal to approve, on an advisory basis, the compensation of our named executive officers.

Retirement Plan Holders. If you hold your shares through the Retirement and Savings Plan and submit your voting instruction form but do not specify how to vote your shares, the shares credited to your account will be voted by the trustee in the same proportion that it votes shares in other accounts for which it received timely instructions. If, however, you hold shares through the Canada Plan or the Ireland Plan, and, in either case, you do not direct how to vote those shares, those shares will not be voted.

May I change or revoke my proxy after it is submitted?

Yes, you may change or revoke your proxy at any time before the Annual Meeting by:

•	subsequently granting a proxy by telephone or by Internet;

•	returning a later-dated proxy card;

•	sending your notice of revocation to our Corporate Secretary; or

•	attending the Annual Meeting and voting in person.

If you submit your changed proxy or revocation by telephone or by Internet, it must be received by 11:59 p.m. Eastern time on May 11, 2016. If you submit your changed proxy or revocation by another method specified above, it must be received before the polls close for voting. Attendance at the meeting alone will not revoke a previously submitted proxy.

Who can attend the Annual Meeting?

You are entitled to attend the Annual Meeting only if you are a holder of record or a beneficial owner of our common stock as of the record date, or you hold a valid proxy for the Annual Meeting.

If you are a Genworth stockholder of record and wish to attend the meeting, please so indicate on the proxy card or as prompted by the telephone or Internet voting system. Your name will be verified against the list of stockholders of record prior to your being admitted to the Annual Meeting.

If you are a beneficial owner of Genworth shares and a bank, broker or other nominee is the record owner of your shares, you will need to have proof that you are the beneficial owner to be admitted to the meeting. A recent statement or letter from your bank or broker confirming your ownership as of the record date, or presentation of a valid proxy from a bank, broker or other nominee that is the record owner of your shares, would be acceptable proof of your beneficial ownership.

You should be prepared to present photo identification for admittance. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the Annual Meeting.

What is a quorum?

In order for business to be conducted at the Annual Meeting, a quorum must be present. A quorum will be present if stockholders of record holding a majority in voting power of the outstanding shares of stock entitled to vote at the meeting are present in person or are represented by proxies.

What vote is required for the items of business at the Annual Meeting?

Holders of our common stock will vote as a single class and will be entitled to one vote per share with respect to each matter to be presented at the Annual Meeting.

Election of directors. Under our Bylaws, each of the nominees for director receiving a majority of votes cast by holders of our common stock, at the meeting in person or by proxy, shall be elected to our Board of Directors, unless the election is contested, in which case directors shall be elected by a plurality of votes properly cast. An election shall be contested if, as determined by the Board of Directors, the number of nominees exceeds the number of directors to be elected. A majority of votes cast means that the number of votes cast for a director exceeds the number of votes cast against that director, with abstentions and “broker non-votes” counting as votes neither for nor against such director’s election. Under our Bylaws, any incumbent director who is a nominee in an uncontested election who does not receive a majority of votes cast shall promptly tender his or her resignation from the Board of Directors following the certification of the stockholder vote. Any resignation so received will not be made effective until it is acted upon by the Board of Directors. The Nominating and Corporate Governance Committee will assess the appropriateness of the nominee continuing to serve as a director and will recommend to the Board of Directors whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the reason for the decision. The director resignation procedures set forth in our Bylaws do not apply to contested elections of directors.

The Board of Directors has proposed nine nominees for election. No other nominees for election to the Board of Directors have been submitted for election in accordance with the Bylaws. Thus, the Board of Directors has not determined that the election will be contested, and each director will be elected by a majority of votes cast.

Advisory vote to approve named executive officer compensation. The affirmative vote of the holders of a majority of shares of our common stock present at the meeting, in person or by proxy, and entitled to vote on the matter is required for the non-binding, advisory vote to approve the compensation of our named executive officers. The vote is advisory, and therefore not binding on the company, the Management Development and Compensation Committee or our Board of Directors. However, the Management Development and Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation as it deems appropriate.

Ratification of the selection of KPMG as our independent registered public accounting firm for 2016. The affirmative vote of the holders of a majority of shares of our common stock present at the meeting, in person or by proxy, and entitled to vote on the matter is required for the ratification of the selection of KPMG as our independent registered public accounting firm for 2016.

Other matters. The affirmative vote of the holders of a majority of shares of our common stock present at the meeting, in person or by proxy, and entitled to vote on the matter is required for approval of any other matters.

How are abstentions and broker non-votes counted?

Because the election of directors is uncontested, directors will be elected by a majority of votes cast, as provided under our Bylaws. Abstentions will not be counted in determining whether a director has received a majority of the votes cast for his or her election. Abstentions will have the same effect as votes against the advisory vote to approve named executive officer compensation and the proposal to ratify the selection of KPMG as our independent registered public accounting firm for 2016.

If a bank, broker or other nominee returns a proxy card indicating that it does not have discretionary authority to vote as to a particular matter (“broker non-votes”), those shares will be treated as not entitled to vote on that matter. Brokers do not have the discretionary authority to vote on the election of directors. Broker non-

votes do not count as votes and, therefore, will not be counted in determining whether a director has received a majority of the votes cast for his or her election.

Brokers also do not have the discretionary authority to cast an advisory vote to approve named executive officer compensation. As a result, they will not be treated as entitled to vote on this matter and, therefore, will not have any effect on the outcome of the proposal.

The ratification of the selection of KPMG as our independent registered public accounting firm for 2016 is deemed to be a discretionary matter and brokers will be permitted to vote uninstructed shares as to such matter.

Abstentions and broker non-votes will be counted as shares present for purposes of determining whether a quorum is present.

Who counts the votes?

The Board will continue, as it has in past years, to retain an independent tabulator to receive and tabulate the proxies and appoint an independent inspector of election to certify the results.

What are the costs for soliciting proxies for the Annual Meeting?

Proxies will be solicited on behalf of the Board of Directors by mail, telephone, other electronic means or in person, and we will pay the solicitation costs. Copies of proxy materials and of the 2015 Annual Report will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable expenses. Georgeson Inc. has been retained to assist in soliciting proxies at a fee of $16,000, plus distribution costs and other costs and expenses.

What is the deadline for submission of stockholder proposals for the 2017 Annual Meeting?

The rules of the U.S. Securities and Exchange Commission (the “SEC”) establish the eligibility requirements and the procedures that must be followed for a stockholder’s proposal to be included in a public company’s proxy materials. Under those rules, proposals submitted for inclusion in Genworth’s 2017 proxy materials must be received on or before the close of business on December 2, 2016. Proposals for inclusion in our 2017 proxy materials must comply with all requirements of the rules of the SEC.

In addition, our Bylaws establish an advance notice procedure with regard to director nominations and other business proposals by stockholders intended to be presented at our 2017 Annual Meeting. For these nominations or other business proposals to be properly brought before the meeting by a stockholder, assuming the 2017 Annual Meeting occurs on a date that is not more than 30 days before or 70 days after the anniversary of the Annual Meeting, the stockholder must deliver written notice to us not later than the close of business on February 11, 2017 nor earlier than the close of business on January 12, 2017. Such nominations and other business proposals must comply with all requirements set forth in our Bylaws. Our Bylaws provide that business proposals that comply with all rules and requirements of the SEC and are included in our proxy statement are deemed to comply with the advance notice procedures in our Bylaws.

All notices of intention to present director nominations or other business proposals at the 2017 Annual Meeting, whether or not intended to be included in our proxy materials, should be addressed to: Corporate Secretary, Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia 23230.

Where can I find the voting results of the 2016 Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. In addition, within four business days following the Annual Meeting, we intend to file the final voting results with the SEC on Form 8-K. If the final voting results have not been certified within that four-day period, we will report the preliminary voting results on Form 8-K at that time and will file an amendment to the Form 8-K to report the final voting results within four business days of the date that the final results are certified. The final voting results will also be posted in the corporate governance section of our website. To view the results, go to www.genworth.com, click “Investors,” then click “Corporate Governance” and finally click “2016 Annual Meeting Results.”

May I request electronic delivery of my proxy statement and annual report in the future?

Stockholders of record may elect to receive future annual reports and proxy statements electronically by providing consent to electronic delivery online at www.proxyvote.com. Should you choose to receive your proxy materials electronically, your choice will remain in effect until you notify Genworth or Broadridge Financial Solutions, Inc., in accordance with applicable law, that you wish to resume mail delivery of these documents. If you hold your Genworth common stock through a bank, broker or other nominee, refer to the information provided by that entity for instructions on how to receive your proxy materials electronically.

Where can I view this proxy statement and Genworth’s 2015 Annual Report electronically?

This proxy statement and Genworth’s 2015 Annual Report may be viewed online at www.proxyvote.com.

How can I get a copy of Genworth’s Annual Report on Form 10-K?

To obtain a copy of Genworth’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 without charge, address your request to Investor Relations, Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia 23230. The Annual Report on Form 10-K also may be accessed at our website. To view, go to www.genworth.com, click “Investors,” then click “SEC Filings” and finally click “Annual Reports.” The Annual Report on Form 10-K also may be accessed at the SEC’s website at www.sec.gov.

INFORMATION ABOUT COMMUNICATIONS WITH GENWORTH AND OUR BOARD OF DIRECTORS

How may I communicate directly with Genworth and the Board of Directors?

The Board of Directors has established a process for stockholders and other interested persons to communicate directly with Genworth and its non-management directors. Information regarding this process, including how to email or write our non-management directors, may be found on our website. To view this process, go to www.genworth.com, click “Investors,” then click “Corporate Governance” and finally click “Contact the Board.” Concerns relating to accounting, internal accounting controls and auditing matters may also be submitted confidentially and anonymously through the methods specified on our website. You may direct your communications to our non-management directors as a group or individually, or to any committee of the Board of Directors. The Corporate Secretary or Genworth’s ombudsman monitor, review and sort all written communications to the non-management directors. Communications related to matters that are within the scope of the responsibilities of the Board of Directors are forwarded to the Board of Directors, the relevant committee of the Board or an individual director, as appropriate.

The Corporate Secretary or Genworth’s ombudsman forward correspondence related to routine business and customer service matters to the appropriate management personnel. The Corporate Secretary or Genworth’s ombudsman will immediately consult with the Audit Committee Chairman, who will determine whether to communicate further with the Audit Committee and/or the full Board of Directors with respect to the correspondence received relating to accounting, internal accounting controls, auditing matters or officer conduct.

Letters may be sent to the non-management directors as a group or individually, care of the Corporate Secretary, Genworth Financial, Inc., 6620 West Broad Street, Building #1, Richmond, Virginia 23230.

In addition, letters may be sent directly to Genworth, care of the Corporate Secretary or Investor Relations, Genworth Financial, Inc., 6620 West Broad Street, Building #1, Richmond, Virginia 23230.

ELECTION OF DIRECTORS

Currently, 10 directors serve on our Board of Directors, the terms for whom all expire at the Annual Meeting. Two of our current directors, Nancy J. Karch and Christine B. Mead, will not stand for re-election at the Annual Meeting. In addition, John R. Nichols will stand for initial election at the Annual Meeting. Accordingly, at the Annual Meeting, nine directors are to be elected to hold office until the 2017 Annual Meeting and until their successors have been duly elected and qualified or until the earlier of their resignation or removal in a manner provided for in the Bylaws. Working through its Nominating and Corporate Governance Committee, our Board of Directors continually evaluates the optimal size for the Board and is considering the addition of one or more independent directors to the Board.

The nine nominees for election at the Annual Meeting are listed on pages 7 to 11 with brief biographies, a list of their current committee memberships and descriptions of their qualifications and skills to serve as our directors. See the Board of Directors and Committees—Board Composition section below for a description of how our directors’ blend of backgrounds benefits our company. The Board of Directors has determined that eight of the nine nominees are independent directors under the New York Stock Exchange (“NYSE”) listing requirements and our Governance Principles, which are discussed below in the Corporate Governance section.

All of the nominees named in this proxy statement have been nominated by our Board of Directors to be elected by holders of our common stock. We are not aware of any reason why any nominee would be unable to serve as a director. If a nominee for election is unable to serve, the shares represented by all valid proxies will be voted for the election of any other person that our Board of Directors may nominate as a substitute.

Committees Nominating and Corporate Governance (Chair) Risk

William H. Bolinder, 72, former President, Chief Executive Officer and a director of Acadia Trust N.A. Director since October 2010.

Mr. Bolinder retired in June 2006 from serving as President, Chief Executive Officer and a director of Acadia Trust N.A., positions he had held since 2003. He had previously been a member of the Group Management Board for Zurich Financial Services Group from 1994 to 2002. Mr. Bolinder joined Zurich American Insurance Company, USA in 1986 as Chief Operating Officer and became Chief Executive Officer in 1987. He has been a director of Endurance Specialty Holdings Ltd. since December 2001 and became the Lead Director of the Board in May 2013 (having served as the non-executive Chairman of the Board from March 2011 until May 2013). Mr. Bolinder also previously served as a director of Quanta Capital Holding Ltd. from January 2007 to October 2008. Mr. Bolinder has also served on the board of the American Insurance Association, American Institute for Chartered Property Casualty Underwriting, Insurance Institute for Applied Ethics, Insurance Institute of America, Insurance Services Office, Inc. and the National Association of Independent Insurers. Mr. Bolinder received a B.S. in Business Administration from the University of Massachusetts, Dartmouth.

Qualifications: Mr. Bolinder offers extensive experience in the insurance and financial services industry, including a combined 16 years serving in various positions with one of the world’s largest insurance companies and its U.S. subsidiary, and three years as president, chief executive officer and director of an investment advisory and trustee company. Mr. Bolinder’s current and former directorships with underwriters of specialty lines of insurance and reinsurance provide valuable knowledge regarding the international financial services sector.

Committees Nominating and Corporate Governance Risk

G. Kent Conrad, 68, former U.S. Senator. Director since March 2013.

Sen. Conrad served as a U.S. Senator representing the State of North Dakota from January 1987 to January 2013. He served as the Chair of the Senate Budget Committee from 2006 until his retirement. Prior to serving in the U.S. Senate, Sen. Conrad served as the Tax Commissioner for the State of North Dakota from 1981 to 1986 and as Assistant Tax Commissioner from 1974 to 1980. Sen. Conrad holds an A.B. degree in Political Science from Stanford University and an M.B.A. degree from George Washington University.

Qualifications: Sen. Conrad’s 26 years of experience as a U.S. Senator, including serving as Chair of the Senate Budget Committee for approximately six years, provides the Board with extensive information and insight into public policy, fiscal affairs, governmental relations and legislative and regulatory issues.

Committees Nominating and Corporate Governance Risk

Melina E. Higgins, 48, former Partner at The Goldman Sachs Group. Director since September 2013.

Ms. Higgins retired in 2010 from a nearly 20-year career at The Goldman Sachs Group Inc., where she served as a Managing Director from 2001 and a Partner from 2002. During her tenure at Goldman Sachs, Ms. Higgins served as Head of the Americas and Co-Chairperson of the Investment Advisory Committee for the GS Mezzanine Partners funds, which managed over $30 billion of assets. She also served as a member of the Investment Committee for the Principal Investment Area, which oversaw and approved global private equity and private debt investments. Goldman’s Principal Investment Area was one of the largest alternative asset managers in the world. Ms. Higgins has served as a director of Mylan, Inc. since February 2013. Ms. Higgins has also served as non-executive chairman of the board of Antares Midco, Inc. since January 2016 and is a member of the Women’s Leadership Board of Harvard University’s John F. Kennedy School of Government. Ms. Higgins received a B.A. in Economics and Spanish from Colgate University and an M.B.A. from Harvard Business School.

Qualifications: Ms. Higgins’ extensive finance and investment experience, having spent nearly 20 years with The Goldman Sachs Group, Inc., as well as serving as a director for both public and private companies, provides the board with significant insight in connection with our restructuring and turnaround initiatives.

Thomas J. McInerney, 59, President and Chief Executive Officer of Genworth Financial, Inc. Director since January 2013.

Mr. McInerney has been our President and Chief Executive Officer and a director since January 2013. Before joining our company, Mr. McInerney had served as a Senior Advisor to the Boston Consulting Group from June 2011 to December 2012, providing consulting and advisory services to leading insurance and financial services companies in the United States and Canada. From October 2009 to December 2010, Mr. McInerney was a member of ING Groep’s Management Board for Insurance, where he was the Chief Operating Officer of ING’s insurance and investment management business worldwide. Prior to that, he served in a variety of senior roles with ING Groep NV after serving in many leadership positions with Aetna, where he began his career as an insurance underwriter in June 1978. Mr. McInerney is a member of the Board of the American Council of Life Insurers, and the Financial Services Roundtable. Mr. McInerney received a B.A. in Economics from Colgate University and an M.B.A. from the Tuck School of Business at Dartmouth College.

Qualifications: Mr. McInerney offers insight into our company from his current role as the President and Chief Executive Officer. He also brings extensive knowledge of the insurance and financial services industries gained through 30 years of experience serving in significant leadership positions with ING Groep NV and Aetna.

Committees Nominating and Corporate Governance Risk

David M. Moffett, 64, former Chief Executive Officer and director of Federal Home Loan Mortgage Corporation. Director since December 2012.

Mr. Moffett was the Chief Executive Officer and a director of the Federal Home Loan Mortgage Corporation from September 2008 until his retirement in March 2009. Prior to this position, Mr. Moffett served as a Senior Advisor with the Carlyle Group LLC from May 2007 to September 2008. Mr. Moffett also served as the Vice Chairman and Chief Financial Officer of U.S. Bancorp from 2001 to 2007, after its merger with Firstar Corporation, having previously served as Vice Chairman and Chief Financial Officer of Firstar Corporation from 1998 to 2001 and as Chief Financial Officer of StarBanc Corporation, a predecessor to Firstar Corporation, from 1993 to 1998. Mr. Moffett has served as a director of CIT Group Inc. since July 2010, CSX Corporation since May 2015, and PayPal Holdings, Inc. since July 2015 (currently serving as its Lead Director). He also previously served on the boards of directors of eBay Inc. from July 2007 to July 2015, MBIA Inc. from May 2007 to September 2008, The E.W. Scripps Company from May 2007 to September 2008 and Building Materials Holding Corporation from May 2006 to November 2008. Mr. Moffett also serves as a trustee on the boards of Columbia Fund Series Trust I and Columbia Funds Variable Insurance Trust, overseeing approximately 52 funds within the Columbia Funds mutual fund complex. He also serves as a trustee for the University of Oklahoma Foundation. Mr. Moffett holds a B.A. degree in Economics from the University of Oklahoma and an M.B.A. degree from Southern Methodist University.

Qualifications: Mr. Moffett has many years of experience as the chief financial officer of public financial services companies. He also has experience as the chief executive officer of an entity in the housing finance industry, including related public policy experience.

Committees Audit Risk (Chair)

Thomas E. Moloney, 72, former Senior Executive Vice President and Chief Financial Officer of John Hancock Financial Services, Inc. Director since October 2009.

Mr. Moloney served as the interim Chief Financial Officer of MSC—Medical Services Company (“MSC”) from December 2007 to March 2008. He retired as the Senior Executive Vice President and Chief Financial Officer of John Hancock Financial Services, Inc. in December 2004. He had served in this position since 1992. Mr. Moloney served in various roles at John Hancock Financial Services, Inc. during his tenure from 1965 to 1992, including Vice President, Controller, and Senior Accountant. Mr. Moloney has served as a director of SeaWorld Entertainment, Inc. since January 2015. He also previously served as a director of MSC from 2005 to 2012 (MSC was acquired in 2012 and ceased to be a public company in 2008). Mr. Moloney is on the boards of Nashoba Learning Group and the Boston Children’s Museum (past Chairperson), both non-profit organizations. Mr. Moloney received a B.A. in Accounting from Bentley University and holds an Executive Masters Professional Director Certification from the Corporate Directors Group.

Qualifications: Mr. Moloney provides almost 40 years of insurance industry and accounting experience, including having served as the chief financial officer of a public insurance company. He provides extensive knowledge of accounting and finance in regard to insurance products as well as risk assessment and risk oversight.

John R. Nichols, 54, former Executive Vice President and Chief Risk Officer of the Federal National Mortgage Association.

Mr. Nichols was the Executive Vice President and Chief Risk Officer of the Federal National Mortgage Association from August 2011 until August of 2015, having previously served as its Senior Vice President and Head of Market Risk from October 2010 to August 2011. From February 2005 until October 2010, Mr. Nichols served as Managing Director of Financial Markets Advisory/Relationship Management at BlackRock, Inc. Prior to that, Mr. Nichols served as Managing Director of Capital Markets of GE Capital Market Services, Inc. from 1998 to 2004, Managing Director of SPP Capital Partners, LLC from 1994 to 1998, and Vice President of Capital Markets of National Bank of Detroit, which is now owned by JPMorgan Chase & Co., from 1988 to 1994. Mr. Nichols received a B.A. in English Literature from Kalamazoo College and an M.B.A. from the University of Michigan.

Qualifications: Mr. Nichols’ risk management and mortgage experience, having spent five years with the Federal National Mortgage Association, including four years as Chief Risk Officer, will provide the Board with significant insight in connection with its oversight of the company’s risk management initiatives and its mortgage insurance businesses.

Committees Audit (Chair) Management Development and Compensation

James A. Parke, 70, former Vice Chairman and Chief Financial Officer of GE Capital Services and former Senior Vice President of General Electric Company. Director since May 2004.

Mr. Parke retired as Vice Chairman and Chief Financial Officer of GE Capital Services and a Senior Vice President at General Electric Company (“GE”) in December 2005. He had served in those positions since 2002. From 1989 to 2002 he was Senior Vice President and Chief Financial Officer at GE Capital Services and a Vice President of GE. Prior thereto, from 1981 to 1989 he held various management positions in several GE businesses. He serves as a director of First Community Bancorp. in Glasgow, Montana. He also serves on the board of buildOn, a not-for-profit corporation, and is active at Concordia College, serving as a member of its Investment Committee and as chairman of the Offutt School of Business Global Advisory Council. Mr. Parke received a B.A. in History, Political Science and Economics from Concordia College in Minnesota.

Qualifications: Mr. Parke offers extensive experience in the areas of finance, financial services and capital markets, gained in part through his 37 years of experience with GE and GE Capital Services, including having served as a former Vice Chairman and Chief Financial Officer of GE Capital Services, where he helped build GE’s financial and insurance businesses.

Committees Audit Management Development and Compensation

James S. Riepe, 72, Senior Advisor and former Vice Chairman of T. Rowe Price Group, Inc. Director since March 2006, Lead Director from February 2009 to May 2012 and Non-Executive Chairman of the Board since May 2012.

Mr. Riepe is a retired Vice Chairman and a Senior Advisor at T. Rowe Price Group, Inc. Mr. Riepe served as the Vice Chairman of T. Rowe Price Group, Inc. from 1997 until his retirement in December 2005. Prior to joining T. Rowe Price Group, Inc. in 1981, Mr. Riepe was an Executive Vice President of The Vanguard Group. He has served as a director of LPL Financial Holdings Inc. since February 2008. Mr. Riepe also previously served on the boards of directors of The NASDAQ OMX Group, Inc. from May 2003 to May 2014, T. Rowe Price Group, Inc. from 1981 to 2006 and 57 T. Rowe Price registered investment companies (mutual funds) until his retirement in 2006. He is a member of the University of Pennsylvania’s Board of Trustees. Mr. Riepe received a B.S. in Industrial Management, an M.B.A. and an Honorary Doctor of Laws degree from the University of Pennsylvania.

Qualifications: Mr. Riepe brings to the Board significant expertise in finance and investments, as well as extensive management and operating experience, gained through his role as a senior executive in the investment management industry, including 23 years with T. Rowe Price.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE

ELECTION OF MR. BOLINDER, SEN. CONRAD, MS. HIGGINS, MR. MCINERNEY, MR. MOFFETT, MR. MOLONEY, MR. NICHOLS, MR. PARKE AND MR. RIEPE.

CORPORATE GOVERNANCE

Governance Principles

Our Governance Principles are published on Genworth’s website, as are our other corporate governance materials, including the charters adopted by the Board for each of our standing committees and any key practices adopted by the committees. To view these materials, go to www.genworth.com, click “Investors” and then click “Corporate Governance.” The Board regularly reviews corporate governance developments and may modify these principles, charters and key practices as warranted. Any modifications will be reflected in the documents on Genworth’s website.

Meeting Attendance

The Board and its committees held the following number of meetings during 2015:

Number of Meetings
Board of Directors	14
Audit Committee	12
Management Development and Compensation Committee	8
Nominating and Corporate Governance Committee	7
Risk Committee	6

During 2015, each of our directors attended more than 75% of the aggregate of (1) the total number of meetings of the Board of Directors (held during the period for which he or she has been a director) and (2) the total number of meetings held by all committees of the Board on which he or she served (during the periods that he or she served). As set forth in the Governance Principles, directors are expected to attend the Annual Meeting. All of our current directors who were serving at the time of our 2015 Annual Meeting of Stockholders attended that meeting.

Board Leadership Structure

Our Board of Directors functions in a collaborative fashion that emphasizes active participation and leadership by all of its members. As further described in our Governance Principles, the company’s business is conducted day-to-day by its officers, under the direction of our Chief Executive Officer (“CEO”) and the oversight of the Board, to enhance the long-term value of the company for its stockholders. Our Bylaws require our Board of Directors to appoint a Chairman of the Board but give it the flexibility to appoint as Chairman (i) our CEO, (ii) an independent director or (iii) a non-independent director other than the CEO. Our Board of Directors determines who to appoint as our Chairman based on the knowledge and experience of the people then serving on our Board of Directors and as CEO and chooses the person whom it believes best meets the needs of our company at that time. Our Board of Directors has determined that having Thomas J. McInerney serve as our CEO and a director and James S. Riepe serve as our Non-Executive Chairman of the Board is the appropriate leadership structure for our company at this time. In May 2012, our Board selected Mr. Riepe, one of our independent directors since 2006 and formerly our Lead Director, to serve as our Non-Executive Chairman of the Board due to Mr. Riepe’s service with and knowledge of our company and his significant leadership experience.

As more fully set forth in our Governance Principles, available on our website (to view, go to www.genworth.com, click “Investors,” then click “Corporate Governance” and then click “Governance Principles”), the Non-Executive Chairman’s responsibilities and authority include:

•	presiding at all meetings of the Board, stockholders and non-management and independent directors;

•	facilitating efficient board operations through regular engagement with standing committees of the Board and individual directors;

•	regularly communicating with the CEO to provide him or her with advice and counsel, and to share information about recent developments;

•	serving as a liaison between the CEO and the non-management and independent directors;

•	consulting on meeting agendas;

•	working with management to assure that meeting materials are fulfilling the needs of directors;

•	consulting on the meeting calendar and meeting schedules to assure there is sufficient time to discuss all agenda items;

•	periodically calling meetings of the non-management and independent directors, including at the request of such directors;

•	working with the CEO to respond to stockholder inquiries involving the Board; and

•	fulfilling other responsibilities as determined by the Board.

Role of Board in the Oversight of Risk

Our Board of Directors recognizes that, although risk management is primarily the responsibility of Genworth’s management, the Board plays a critical role in the oversight of risk. As a financial services company, the very nature of our business involves the underwriting, management and assumption of risks on behalf of our customers. The Board believes it is an important part of its responsibilities to oversee the company’s overall risk assessment processes and management thereof. The Board as a whole has historically discussed with management specific business risks as part of its regular reviews of the individual business units and also on a company-wide basis as part of its strategic reviews.

Effective January 1, 2015, the Board established a new Risk Committee specifically responsible for overseeing Genworth’s enterprise risk management policies and related risk profile, including but not limited to the following major risk exposures: credit risks, market risks, insurance risks, housing risks, operational risks, model risks, and any other risk that poses a material threat to the viability of Genworth. In connection with reviewing and overseeing the control, management and mitigation processes relating to Genworth’s enterprise management policies and risk appetite, the Risk Committee recommends annually for Board approval: (i) enterprise risk management policies and (ii) the risk appetite of the company. The Risk Committee oversees the implementation and maintenance of such policies and appetite. All members of the Risk Committee are independent, as discussed below, and Genworth’s Chief Risk Officer also has a direct reporting obligation to the Risk Committee.

The Board also utilizes its other committees to oversee specific risks and receives regular reports from the committees on the areas of risk for which they have oversight. The Audit Committee has responsibility for oversight of risks associated with financial accounting and reporting, including the system of internal control. The Management Development and Compensation Committee oversees the risks relating to compensation plans and programs, as well as management development and leadership succession in the company’s various business units. Our Nominating and Corporate Governance Committee is responsible for the oversight of risks relating to corporate governance.

We believe that our risk oversight structure is supported by our current Board leadership structure, with the Non-Executive Chairman of the Board working together with our independent Risk Committee and our other standing committees.

Board Self-Evaluation

The Board and each of its committees follow a specific process, overseen by the Nominating and Corporate Governance Committee, to determine their effectiveness and opportunities for improvement. The Board and each respective committee conducts a self-evaluation annually, focusing on how the Board can improve its key functions of overseeing personnel development, financials, and other major issues of strategy, risk, integrity, reputation and governance. During the process, ideas are solicited from directors about:

•	improving prioritization of issues;

•	improving quality of written, chart and oral presentations from management;

•	improving quality of Board or committee discussions on these key matters;

•	improving communication and feedback regarding observations of fellow Board members;

•	identifying ways to improve the effectiveness of the Board and its committees;

•	identifying how specific issues in the past year could have been handled better;

•	identifying specific issues which should be discussed in the future; and

•	identifying any other matter of importance to Board functioning.

The Nominating and Corporate Governance Committee coordinates with the Non-Executive Chairman of the Board to organize the comments received in a manner that identifies options for changes at either the Board or committee level. The Board and each committee then review and discuss the results of the self-assessments, and the Non-Executive Chairman of the Board and chairpersons of each committee coordinate any necessary follow-up actions.

Director Independence

Our Board currently consists of 10 directors, nine of whom are independent (as defined by our Governance Principles and NYSE listing standards) and one of whom is our CEO, Mr. McInerney. For a director to be independent, the Board must determine that the director does not have any direct or indirect material relationship with Genworth. The Board has established guidelines to assist it in determining director independence, which conform to, or are more exacting than, the independence requirements of the NYSE. The independence guidelines are set forth in Section 4 of our Governance Principles, which are available on our website (to view, go to www.genworth.com, click “Investors,” then click “Corporate Governance” and then click “Governance Principles”). In addition to applying these guidelines, the Board will consider all relevant facts and circumstances in making an independence determination. Our Board has determined that the purchase of Genworth products and services on the same terms available to unaffiliated entities or persons does not impair a director’s independence and therefore such purchases are not considered by our Board when making independence determinations. The Board has determined that Mr. Bolinder, Sen. Conrad, Ms. Higgins, Mr. Moffett, Mr. Moloney, Mr. Nichols, Mr. Parke and Mr. Riepe satisfy the NYSE’s independence requirements and Genworth’s independence guidelines. In addition, the Board has determined that Ms. Karch and Ms. Mead, who are currently serving on the Board but not standing for re-election at the Annual Meeting, also satisfy the NYSE’s independence requirements and Genworth’s independence guidelines.

In addition to the independence guidelines discussed above, members of the Audit Committee also must satisfy additional independence requirements established by the SEC and the NYSE. Specifically, they may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from Genworth or any of its subsidiaries other than their directors’ compensation and they may not be affiliated with Genworth or any of its subsidiaries. The Board has determined that all the members of the Audit Committee satisfy the relevant SEC and NYSE independence requirements.

Further, in affirmatively determining the independence of any director who will serve on the Management Development and Compensation Committee, the Board has also considered all factors specifically relevant to determining whether a director has a relationship to Genworth that is material to that director’s ability to be independent from management in connection with the duties of a member of the Management Development and Compensation Committee, including: (1) the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by Genworth to such director; and (2) whether the director is affiliated with Genworth, its subsidiaries or its affiliates.

Code of Business Conduct and Ethics

All of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, must act ethically at all times and in accordance with the policies comprising our code of business conduct and ethics set forth in Genworth’s Code of Ethics (“Code of Ethics”). If an actual or potential conflict of interest arises for a director, the director shall promptly inform the CEO. To view our Code of Ethics, go to www.genworth.com, click “Investors,” then click “Corporate Governance,” then click “Code of Business Conduct & Ethics” and finally click “Genworth Code of Ethics.” Section 11 of our Governance Principles, which are available on our website, more fully addresses our Code of Ethics. Under our Governance Principles, the Board will not permit any waiver of any ethics policy for any director or executive officer. Within the time period required by the SEC and the NYSE, we will post on our website any amendment to our Code of Ethics.

BOARD OF DIRECTORS AND COMMITTEES

Board Composition

Our Board of Directors is composed of individuals with diverse experience at policy-making levels in business and government in areas that are relevant to the company. Each director was nominated on the basis of the unique set of qualifications and skills he or she brings to the Board, as well as how those qualifications and skills blend with those of the others on the Board as a whole. The blend of our directors’ diverse backgrounds ensures that issues facing the company are examined and addressed with the benefit of a broad array of perspectives and expertise.

We believe that our director nominees have demonstrated leadership in a variety of positions across various professions and industries. Their experiences, qualifications, attributes and skills include:

DIRECTOR NOMINEE EXPERIENCES, QUALIFICATIONS, ATTRIBUTES AND SKILLS
✓ Chief Executive Officer (Former or Current)	✓ Healthcare/Medical
✓ Chief Financial Officer (Former or Current)	✓ Consumer Marketing
✓ Insurance	✓ Public Policy/Political
✓ Mortgage	✓ Technology/IT
✓ Risk	✓ Restructuring and Turnaround
✓ Mergers and Acquisitions	✓ Asset Management
✓ Finance and Investment Management	✓ International

As a group, apart from Mr. McInerney, our director nominees include two former chief executive officers (Mr. Bolinder and Mr. Moffett), three former chief financial officers (Mr. Moffett, Mr. Moloney and Mr. Parke), five nominees with a background in insurance (Mr. Bolinder, Mr. Moffett, Mr. Moloney, Mr. Nichols and Mr. Parke), two nominees with mortgage experience (Mr. Moffett and Mr. Nichols), six nominees with risk experience (Mr. Bolinder, Mr. Moffett, Mr. Moloney, Mr. Nichols, Mr. Parke and Mr. Riepe), six nominees with experience in mergers and acquisitions (Mr. Bolinder, Ms. Higgins, Mr. Moffett, Mr. Moloney, Mr. Parke and Mr. Riepe), seven nominees with a background in finance and investment management (Mr. Bolinder, Ms. Higgins, Mr. Moffett, Mr. Moloney, Mr. Nichols, Mr. Parke and Mr. Riepe), two nominees with healthcare and medical experience (Sen. Conrad and Ms. Higgins), one nominee with consumer marketing experience (Mr. Riepe), two nominees with public policy experience (Sen. Conrad and Mr. Moffett), three nominees with technology experience (Mr. Moloney, Mr. Parke and Mr. Riepe), one nominee with restructuring and turnaround experience (Ms. Higgins), five nominees with a background in asset management (Mr. Bolinder, Ms. Higgins, Mr. Moffett, Mr. Nichols and Mr. Riepe), and six nominees with international experience (Mr. Bolinder, Ms. Higgins, Mr. Moffett, Mr. Moloney, Mr. Parke and Mr. Riepe). See the Election of Directors section above for a description of each director nominee’s complete biographical information, qualifications and skills.

Subject to the rights of the holders of any outstanding series of our preferred stock, our certificate of incorporation provides that the number of authorized directors of our company will be fixed from time to time by a resolution adopted by our Board of Directors, but will not be less than one nor more than fifteen. Our Governance Principles further state that the size of the Board should be in the range of seven to 15 directors. Our Board of Directors has set the size of the Board of Directors at nine members, effective at the Annual Meeting, but continues to evaluate the optimal size for the Board and will continue to consider the addition of one or more independent directors to the Board.

Each director elected by the holders of our common stock will serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualified, or until the earlier of their resignation or removal in a manner provided for in the Bylaws. The holders of our common stock do not have cumulative voting rights in the election of directors.

Our Governance Principles provide that directors who serve as chief executive officers or in equivalent positions for other public companies should not serve on more than two other boards of public companies in addition to the Genworth Board and other directors should not serve on more than four other boards of public companies in addition to the Genworth Board.

Board Committees

The four standing committees of the Board are the Audit Committee, Management Development and Compensation Committee, Nominating and Corporate Governance Committee and Risk Committee. These committees are described below. The Board has established written charters for each of its four standing committees. Our Board of Directors may also establish various other committees to assist it in carrying out its responsibilities.

Audit Committee

The Board has established the Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee consists solely of “independent” directors as defined by the applicable rules of the NYSE and the SEC and by our Governance Principles. In addition, the Board has determined that all four of the Audit Committee’s current members, Ms. Mead and Messrs. Moloney, Parke and Riepe, are “audit committee financial experts,” as defined by SEC rules.

As more fully set forth in its charter, which can be found in the corporate governance section of our website (to view, go to www.genworth.com, click “Investors,” then click “Corporate Governance,” then click “Audit Committee” and finally click “Charter”), the purpose of the Audit Committee is to assist the Board in its oversight of the integrity of the company’s financial statements, the company’s compliance with legal and regulatory requirements, the independence and qualifications of the company’s independent registered public accounting firm and the performance of the company’s internal audit function and independent auditors. The Audit Committee’s duties include:

•

discussing with management and our independent registered public accounting firm our annual and quarterly financial statements, earnings releases and financial information and earnings guidance provided to analysts and rating agencies;

•	selecting our independent registered public accounting firm and approving the terms of its engagement;

•	discussing with management and our independent registered accounting firm any audit problems or difficulties and management’s response;

•

independently and/or in coordination with the Risk Committee, overseeing risks associated with financial accounting and reporting, including the system of internal control, which includes reviewing and discussing with management and our independent registered public accounting firm the company’s risk assessment process and management policies with respect to the company’s major financial risk exposure and the procedures utilized by management to identify and mitigate the exposure to such risks;

•	reviewing our financial reporting and accounting standards and principles;

•	reviewing our internal system of financial controls and the results of internal audits;

•	obtaining and reviewing formal written reports from the independent registered public accounting firm regarding its internal quality-control procedures;

•	reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest, or adherence to standards of business conduct;

•	preparing and publishing a committee report for inclusion in the proxy statement;

•	establishing procedures for the hiring of employees or former employees of our independent registered public accounting firm;

•	establishing procedures for the receipt, retention and treatment of complaints on accounting, internal accounting controls or auditing matters; and

•	establishing policies and procedures for the review and approval of all proposed transactions with “Related Persons,” as that term is defined in Section 11(b) of our Governance Principles.

The Audit Committee has determined that in view of the increased demands and responsibilities of the committee, its members generally should not serve on more than two additional audit committees of other public companies. The Audit Committee’s report appears on page 71 of this proxy statement.

Management Development and Compensation Committee

The Management Development and Compensation Committee (the “Compensation Committee”) consists solely of “independent” directors as defined by the applicable rules of the NYSE and by our Governance Principles. As more fully set forth in its charter, which can be found in the corporate governance section of our website (to view, go to www.genworth.com, click “Investors,” then click “Corporate Governance,” then click “Management Development and Compensation Committee” and finally click “Charter”), the Compensation Committee’s responsibilities include:

•

reviewing and approving on an annual basis the corporate goals and objectives with respect to the compensation of our CEO, evaluating our CEO’s performance in light of these goals and objectives and setting our CEO’s compensation based on such evaluation;

•

reviewing and approving on an annual basis the evaluation process and compensation structure for our other officers, including evaluating and setting the compensation for our senior executive officers;

•	reviewing and approving our variable incentive compensation and other stock-based compensation plans;

•	assisting the Board in developing and evaluating potential candidates for executive positions and overseeing the development of succession plans;

•	assessing the structure and composition of the leadership of the company;

•	reviewing and discussing our Compensation Discussion and Analysis, recommending its inclusion to the Board in our annual reports and proxy statements and publishing a committee report;

•	overseeing risks relating to our compensation programs; and

•	determining whether the work of any compensation consultant who had a role in determining or recommending the amount or form of executive or director compensation raised any conflict of interest.

Under its charter, the Compensation Committee has authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate in its sole discretion. The Compensation Committee’s report appears on page 28 of this proxy statement. Additional information regarding the Compensation Committee’s processes and procedures for consideration of executive compensation is provided in the Compensation Discussion and Analysis section below.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the “Nominating Committee”) consists solely of “independent” directors as defined by the applicable rules of the NYSE and by our Governance Principles. As more fully set forth in its charter, which can be found in the corporate governance section of our website (to view, go to www.genworth.com, click “Investors,” then click “Corporate Governance,” then click “Nominating and Corporate Governance Committee” and finally click “Charter”), the Nominating Committee’s responsibilities include:

•	leading the search for individuals qualified to become members of our Board;

•	reviewing the Board’s committee structure and recommending committee members;

•	developing and annually reviewing the governance principles;

•	overseeing the annual self-evaluations of the Board and its committees;

•	overseeing risks related to corporate governance;

•	reviewing annually director compensation and benefits; and

•	periodically reviewing the environmental, social and governance practices of the company.

The Nominating Committee makes recommendations to the Board of Directors of candidates for election to our Board, and our Board of Directors nominates director candidates and makes recommendations to our stockholders. This committee will consider all stockholder recommendations for candidates for the Board, which should be sent to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Genworth Financial, Inc., 6620 West Broad Street, Building #1, Richmond, Virginia 23230.

The Nominating Committee believes all director nominees should meet certain qualifications and possess certain qualities or skills that, when considered in light of the qualities and skills of the other director nominees, assist the Board in overseeing our operations and developing and pursuing its strategic objectives. The Nominating Committee believes each director nominee should at a minimum:

•	possess the highest personal and professional ethics, integrity and values;

•	be committed to representing the long-term interests of our stockholders;

•	have an inquisitive and objective perspective, practical wisdom and mature judgment;

•	bring a distinct skill set of value to the Board and the company when viewed alone and in combination with other directors;

•	be willing and able to devote sufficient time to carrying out his or her duties and responsibilities effectively; and

•	be committed to serve on the Board for an extended period of time.

The Nominating Committee, as a matter of practice, takes diversity factors into account when considering potential director nominees. The company does not have a formal policy on Board diversity. The qualifications, qualities and skills required for directors are further set forth in Section 3 of Genworth’s Governance Principles, which are available on our website.

In addition to considering candidates suggested by stockholders, the Nominating Committee considers potential candidates recommended by current directors, company officers, employees and others. We have also engaged an outside search firm to assist us in identifying and evaluating potential director candidates. Mr. Nichols was evaluated as a candidate for the Board by our Nominating Committee at the suggestion of our outside search firm. The Nominating Committee considers all potential candidates regardless of the source of the recommendation and determines whether potential candidates meet our qualifications, qualities and skills for directors. Where there is an interest in a particular candidate, the Nominating Committee’s review is multi-faceted and typically includes a review of written materials regarding the candidate, due diligence performed internally and externally, a review of a completed candidate questionnaire and one or more interviews with members of the Nominating Committee.

The Nominating Committee is also responsible for reviewing periodically the nature and amount of our political contributions, the operations of our Political Action Committee and our public disclosure regarding such activities. In addition, the Nominating Committee periodically reviews our policies and practices on matters of corporate citizenship, including philanthropic programs and financial and other support of charitable, education and cultural organizations.

Risk Committee

The purpose of the Risk Committee is to assist the Board in its oversight of all areas relating to Genworth’s enterprise risk management policies and the related risk profiles, including, but not limited to, the following major risk exposures: credit risks; market risks; insurance risks; housing risks; operational risks; model risks; and any other risk that poses a material threat to the viability of the company.

As more fully set forth in its charter, which can be found in the corporate governance section of our website (to view, go to www.genworth.com, click “Investors,” then click “Corporate Governance,” then click “Risk Committee” and finally click “Charter”), the Risk Committee’s responsibilities include:

•

reviewing and recommending annually for Board approval (i) the company’s enterprise risk management policies and (ii) the risk appetite of the company, and to oversee the implementation and maintenance of such policies and appetite;

•	receiving regular reports on the efforts to implement and comply with regulatory requirements related to risk management;

•	reviewing and overseeing the control, management and mitigation processes relating to Genworth’s enterprise risk management policies and risk appetite;

•	reviewing Genworth’s ability to assess and manage significant and emerging risks;

•	reviewing and analyzing Genworth’s major risk exposures, strategies, processes, and policies, with accompanying stress tests;

•	reviewing and overseeing Genworth’s internal risk function;

•	periodically reviewing and overseeing Genworth’s compliance processes and policies;

•	receiving reports regarding risks associated with litigation and investigations/regulatory matters involving the company; and

•	discussing with management the company’s overall investment portfolio and investment strategies.

Meetings of Non-Management and Independent Directors

All of our current non-management directors are independent (as determined in accordance with the NYSE listing standards and our Governance Principles) and each non-management director met without management present at regularly scheduled Board meetings during 2015. Our Governance Principles provide that the non-management directors will meet regularly without management present. Mr. McInerney, our CEO, is currently the only employee of the company who serves on our Board. In addition, our Governance Principles provide that if the non-management directors include individuals who are not independent, as determined in accordance with the NYSE listing standards and our Governance Principles, then the independent directors on our Board will separately meet at least one time each year. Our Governance Principles provide that the Non-Executive Chairman of the Board, currently Mr. Riepe, will preside at the meetings of the non-management directors and the independent directors; in the absence of Mr. Riepe, the non-management directors present will select an independent committee chair to preside at such session. The independent Non-Executive Chairman of the Board may periodically call meetings of the non-management and independent directors, including at the request of the non-management or independent directors.

Compensation of Directors

The Nominating Committee has the responsibility for annually reviewing and recommending to the Board compensation and benefits for “non-management directors.” Non-management directors are those directors who are not executive officers of Genworth or its affiliates. Accordingly, all directors, other than Mr. McInerney, are regarded as non-management directors. Mr. McInerney does not receive any compensation for serving as a director. As part of its 2015 review, the Nominating Committee engaged Steven Hall & Partners, LLC to provide competitive market data and advice regarding non-management director compensation. After its review, the Nominating Committee determined not to recommend any increases to the company’s non-management director compensation, and the Board determined to reduce the amount of the corporate match for charitable contributions as described in the Matching Gift Program section below.

The company’s compensation and benefits for non-management directors are as follows:

•

Annual Retainer. Each non-management director is paid an annual retainer, payable in quarterly installments following the end of each quarter of service. The amount of the annual retainer is $230,000. Of this amount, 60% of the annual retainer is paid in deferred stock units (“DSUs”) and 40% is paid in cash. Instead of receiving a cash payment, non-management directors may elect to have 100% of their annual retainer paid in DSUs; however, no more than 30,000 DSUs may be granted to any non-management director with respect to the annual retainer in any one calendar year. To the extent this limit would be exceeded, the remainder of a director’s annual retainer will be paid in cash.

•

Deferred Stock Units. Each DSU awarded to non-management directors represents the right to receive one share of our common stock in the future. DSUs are granted at the end of each quarter of service and are credited to a notional account maintained by us in the recipient’s name. The number of DSUs granted is determined by dividing the DSU value to be delivered by the fair market value of our common stock on the date of grant. If the company pays dividends on its common stock, dividend equivalents accrue with respect to the DSUs, which are reinvested in additional DSUs. The DSUs will be paid out beginning one year after the director leaves the Board in a single payment or in payments over 10 years, at the election of the director, or, if earlier, upon the death of the director.

•

Retainer for Non-Executive Chairman of the Board. The Non-Executive Chairman of the Board receives a $200,000 annual retainer in addition to the regular annual retainer. Such amount is paid in quarterly installments, following the end of each quarter of service. Of this amount, 60% is paid in DSUs and 40% is paid in cash. Instead of receiving a cash payment, the Non-Executive Chairman of the Board may elect to have 100% of the additional annual retainer paid in DSUs; however, no more than 25,000 DSUs may be granted to the Non-Executive Chairman of the Board with respect to the additional annual retainer in any one calendar year. To the extent this limit would be exceeded, the remainder of the additional annual retainer will be paid in cash.

•

Fees for Lead Director. If a Lead Director is appointed in the absence of an independent Non-Executive Chairman of the Board, the Lead Director would receive an annual cash retainer of $20,000 in quarterly installments, as additional compensation for services as Lead Director.

•

Fees for Committee Chairs. The chairpersons of each of our standing committees receive additional cash retainers, which are paid in quarterly installments. The chairperson of the Audit Committee receives an annual cash retainer of $20,000, the chairperson of the Compensation Committee receives an annual cash retainer of $15,000, and the chairpersons of each of our other standing committees receive an annual cash retainer of $10,000.

•

Matching Gift Program. The company offers a matching gift program that provides for the matching of employee and director charitable contributions pursuant to the contribution guidelines established by the Genworth Foundation. In 2015, each non-management director was eligible for the matching of eligible charitable contributions on a dollar-for-dollar basis, up to a maximum matching contribution of $15,000 during any calendar year. Effective January 1, 2016, each non-management director is eligible for such charitable contributions to be matched on a 50% basis, up to a maximum matching contribution of $10,000 during any calendar year.

•

Reimbursement of Certain Expenses. Non-management directors are reimbursed for reasonable travel and other Board-related expenses, including expenses to attend Board and committee meetings, other business-related events and director education seminars, in accordance with policies approved from time to time.

The following table sets forth information concerning compensation paid or accrued by us in 2015 to our non-management directors:

2015 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
William H. Bolinder	102,000	90,336	15,000	207,336
G. Kent Conrad	92,000	90,336	8,500	190,836
Melina E. Higgins	92,000	90,336	15,000	197,336
Nancy J. Karch	107,000	90,336	13,000	210,336
Christine B. Mead	92,000	90,336	15,000	197,336
David M. Moffett	44,787	142,601	15,000	202,388
Thomas E. Moloney	102,000	90,336	15,000	207,336
James A. Parke	64,787	142,601	15,000	222,388
James S. Riepe	172,000	168,890	15,000	355,890

(1)

Amounts include the portion of the annual retainer (described above) that was paid in cash. Messrs. Moffett and Parke each elected to receive 100% of his annual retainer payable in 2015 in the form of DSUs and reached the maximum deferral of 30,000 DSUs with their fourth quarter retainer payment; therefore, a portion of their fourth quarter payment was made in cash. Amounts also include applicable committee chair fees and the retainer for the Non-Executive Chairman of the Board.

(2)

Reflects the aggregate grant date fair value of DSUs, determined in accordance with FASB ASC Topic 718. The fair value of stock unit awards for purposes of Topic 718 typically equals the price of the underlying stock on the date of grant, which for the 2015 grants was $138,000 for Messrs. Bolinder, Conrad and Moloney and Mses. Higgins, Karch and Mead, $185,213 for Messrs. Moffett and Parke, and $258,000 for Mr. Riepe. Amounts in the table are lower because the DSUs do not convert to transferable shares until one year after the director leaves the Board, and Topic 718 provides that the impact of transferability restrictions that remain in place after an award of stock based compensation vests may be considered when determining the fair value of the award for accounting purposes. The Finnerty option pricing model was, therefore, used to factor in these post-vest holding requirements with the following assumptions: (i) expected post vesting restriction period of 8.1 years; (ii) expected volatility of 81.87%; (iii) risk-free interest rate of 1.78%; (iv) expected dividend yield of 0.00%; and (v) calculated discount for post vest restriction period of 31.8%.
(3)	The following table shows for each non-management director the total number of DSUs held as of December 31, 2015 (rounded down to the nearest whole share):

Name	Total Number of DSUs Held as of December 31, 2015
William H. Bolinder	79,671
G. Kent Conrad	42,832
Melina E. Higgins	37,837
Nancy J. Karch	128,805
Christine B. Mead	87,415
David M. Moffett	51,725
Thomas E. Moloney	87,415
James A. Parke	182,302
James S. Riepe	182,055

(4)	Amounts reflect company charitable match contributions.

Director Stock Ownership Policy

To help promote the alignment of the personal interests of the company’s directors with the interests of our stockholders, we have established a robust stock ownership policy for all non-management directors. Under the policy, each non-management director is expected to hold common stock and/or DSUs while serving as a director of Genworth having a value equal to five times the value of the cash portion of the annual retainer payable to non-management directors, which is currently $92,000. Therefore, the current ownership guideline is $460,000. Non-management directors are expected to satisfy this ownership guideline over time after their initial appointment to the Board, and are not permitted to sell any shares of Genworth common stock received from us until the ownership guideline has been met. The DSUs held by the non-management directors settle in shares of common stock beginning one year after the director leaves the Board in a single payment or in payments over 10 years, at the election of the director, or earlier upon the death of the director.

The following table shows the stock ownership as of March 1, 2016 of our non-management directors serving on that date, the percentage of the ownership guideline that they have reached, and the number of years that have elapsed since the director was initially made subject to the policy. The value of each non-management director’s stock ownership is based on the closing price of our common stock on March 1, 2016 ($2.32).

Director	Number of Shares/DSUs Held (#)	Value as of March 1, 2016 ($)	Stock Held as % of Ownership Guideline(1)	Years Subject to Ownership Policy
William H. Bolinder	82,671	191,797	42	5
G. Kent Conrad	42,832	99,370	22	3
Melina E. Higgins	37,837	87,782	19	2
Nancy J. Karch	133,280	309,210	67	10
Christine B. Mead	90,415	209,763	46	6
David Moffett	51,725	120,002	26	3
Thomas E. Moloney	98,415	228,323	50	6
James A. Parke(2)	532,302	1,234,941	>100	9
James S. Riepe	250,055	580,128	>100	9

(1)	The decrease in percentage from the prior year is a result of the overall decline of our stock price; no directors sold shares in 2015.
(2)

Mr. Parke has served on our Board of Directors since 2004 but was first elected to our Board of Directors by the holders of the company’s Class A Common Stock in May 2006. At such time, Mr. Parke became a non-management director and subject to the director stock ownership policy.

Anti-Hedging and Anti-Pledging Policies for Directors and Executive Officers

The company maintains an anti-hedging policy, which prohibits executive officers and directors from buying or selling options (puts or calls) on Genworth securities on an exchange or in any other organized market, and also prohibits certain forms of hedging or monetization transactions with respect to Genworth securities, such as prepaid variable forward contracts, equity swaps, collars, forward sale contracts and exchange funds. The company maintains this policy because hedging transactions, which might be considered short-term bets on the movement of the company’s securities, could create the appearance that the person is trading based on inside information. In addition, transactions in options may also focus the person’s attention on short-term performance at the expense of our long-term objectives.

The company also maintains an anti-pledging policy, which prohibits its executive officers and directors from holding Genworth securities in a margin account or otherwise pledging Genworth securities as collateral for a loan. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. The company maintains this policy because a margin sale or foreclosure sale may occur at a time when the pledger is aware of material nonpublic information or otherwise is not permitted to trade in Genworth securities and the margin sale or foreclosure sale of Genworth securities during such time could also create the appearance that the person is trading based on inside information.

INFORMATION RELATING TO DIRECTORS, DIRECTOR NOMINEES, EXECUTIVE OFFICERS AND SIGNIFICANT STOCKHOLDERS

Ownership of Genworth Common Stock

The following table sets forth information as of March 1, 2016, except as indicated in the footnotes to the table, regarding the beneficial ownership of our common stock by:

•

all persons (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) known by us to own beneficially more than 5% of any class of our common stock (based on the most recently available information filed with the SEC);

•	the named executive officers included in the 2015 Summary Compensation Table below;

•	each of our current directors and director nominees; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated in the footnotes to the table, each of the directors, director nominees and executive officers possesses sole voting and investment power with respect to all shares set forth opposite his or her name. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock issuable upon the exercise of stock options or stock appreciation rights (“SARs”) or upon the conversion of restricted stock units (“RSUs”) held by that person that are currently exercisable or convertible, or are exercisable or convertible within 60 days of March 1, 2016, are deemed to be issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage ownership of any other stockholder. The number of shares issuable upon exercise of SARs is calculated based on the excess of the closing price of our common stock on March 1, 2016 over the base price of the SARs. As of March 1, 2016, there were 498,526,849 shares of common stock outstanding and no shares of any other class of voting securities outstanding.

The address of each director, director nominee and executive officer listed below is c/o Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia 23230.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares	Percentage	Other Non-Management Director Stock-Based Holdings(1)
BlackRock, Inc.(2)	47,802,419	9.59
The Vanguard Group, Inc.(3)	32,478,580	6.51
FMR LLC(4)	29,698,790	5.96
T. Rowe Price Associates, Inc. (5)	25,781,025	5.17
Thomas J. McInerney	164,602	*
Kelly L. Groh(6)	72,477	*
Kevin D. Schneider(7)	111,257	*
Michael S. Laming (8)	116,046	*
Daniel J. Sheehan IV(9)	161,824	*
Martin P. Klein(10)	94,149	*
William H. Bolinder	3,000	*	79,671
G. Kent Conrad	—	—	42,832
Melina E. Higgins	—	—	37,837
Nancy J. Karch	4,475	*	128,805
Christine B. Mead	3,000	*	87,415
David M. Moffett	—	—	51,725
Thomas E. Moloney	11,000	*	87,415
John R. Nichols(11)	—	—	—
James A. Parke	350,000	*	182,302
James S. Riepe	68,000	*	182,055
All directors and executive officers as a group (17 persons)(12)	1,300,044	*

*	Less than 1%.
(1)

Represents DSUs held by the non-management directors that settle in shares of common stock beginning one year after the director leaves the Board in a single payment or in payments over 10 years, at the election of the director, or earlier upon the death of the director. See the Board of Directors and Committees-Compensation of Directors section above for more information regarding DSUs.

(2)

Information obtained solely by reference to the Schedule 13G/A filed with the SEC on January 26, 2016 by BlackRock, Inc. (“BlackRock”). BlackRock reported that it has sole power to vote or direct the vote of 44,811,900 shares and that it has sole power to dispose or to direct the disposition of 47,802,419 shares. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.

(3)

Information obtained solely by reference to the Schedule 13G/A filed with the SEC on February 10, 2016 by The Vanguard Group, Inc. (“Vanguard”). Vanguard reported that it has sole power to vote or direct the vote of 355,468 shares that it beneficially owns, and has shared power to vote or direct to vote of 27,600 shares, and that it has sole power to dispose or to direct the disposition of 32,125,412 shares and has shared power to dispose or to direct the disposition of 353,168 shares. Vanguard further reported that (a) Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 325,568 shares, or 0.06%, of our common stock as a result of its serving as investment manager of collective trust accounts and (b) Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 57,500 shares, or 0.01%, of our common stock as a result of its serving as investment manager of Australian investment offerings. The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(4)

Information obtained solely by reference to the Schedule 13GA filed with the SEC on February 12, 2016 by FMR LLC (“FMR”). FMR reported that it has sole power to vote or direct the vote of 1,453,590 shares that it beneficially owns and that it has sole power to dispose or to direct the disposition of 29,698,790 shares. The address for FMR is 245 Summer Street, Boston, Massachusetts 02210.

(5)

Information obtained solely by reference to the Schedule 13G filed with the SEC on February 12, 2016 by T. Rowe Price Associates, Inc. (“T. Rowe Price”). T. Rowe Price reported that it has sole power to vote or direct the vote of 6,570,850 shares that it beneficially owns and that it has sole power to dispose or to direct the disposition of 25,781,025 shares. The address for T. Rowe Price is 100 E. Pratt St., Baltimore, Maryland 21202.

(6)	Includes 47,350 shares of common stock issuable upon the exercise of stock options.
(7)	Includes 19,800 shares of common stock issuable upon the exercise of stock options.
(8)	Includes 61,473 shares of common stock held by family trust and 1,000 shares held by trust for children.
(9)	Includes 72,200 shares of common stock issuable upon the exercise of stock options.
(10)	Mr. Klein, our former Executive Vice President and Chief Financial Officer, resigned his position effective October 15, 2015, and left the company effective October 30, 2015.
(11)	Director nominee standing for initial election at the Annual Meeting.
(12)	Includes 194,350 shares of common stock issuable upon the exercise of stock options. Represents ownership by all current directors and executive officers.

Ownership of Public Company Genworth Subsidiaries

Genworth MI Canada Inc.

In July 2009, Genworth MI Canada Inc. (“Genworth Canada”), our indirect, majority-owned subsidiary, completed an initial public offering of its common shares. As of March 1, 2016, we beneficially owned 57.3% of the common shares of Genworth Canada. The following table sets forth information as of March 1, 2016, regarding the beneficial ownership of the common shares of Genworth Canada by the named executive officers included in the 2015 Summary Compensation Table below and all of our directors and executive officers as a group. As of March 1, 2016, none of our current directors or director nominees beneficially owned any common shares of Genworth Canada. Beneficial ownership is determined in accordance with the rules of the SEC. The executive officers that hold Genworth Canada common shares possess sole voting and investment power with respect to all shares set forth by their name. As of March 1, 2016, there were 91,799,159 common shares of Genworth Canada outstanding and no shares of any other class of voting securities outstanding.

Beneficial Ownership
Name of Beneficial Owner	Number of Shares	Percentage
Thomas J. McInerney	—	—
Kelly L. Groh	—	—
Kevin D. Schneider	—	—
Michael S. Laming	1,510	*
Daniel J. Sheehan IV	—	—
Martin P. Klein	—	—
All directors and executive officers as a group (17 persons)(1)	4,530	*

*	Less than 1%.
(1)	Represents ownership by all current directors and executive officers.

Genworth Mortgage Insurance Australia Limited

In May 2014, Genworth Mortgage Insurance Australia Limited (“Genworth Australia”), our indirect, majority-owned subsidiary, completed an initial public offering of its common shares. As of March 1, 2016, we beneficially owned 52.0% of the common shares of Genworth Australia. The following table sets forth information as of March 1, 2016, regarding the beneficial ownership of the common shares of Genworth Australia by the named executive officers included in the 2015 Summary Compensation Table below and all of our directors and executive officers as a group. As of March 1, 2016, none of our current directors or director nominees beneficially owned any common shares of Genworth Australia. Beneficial ownership is determined in accordance with the rules of the SEC. The executive officers that hold Genworth Australia common shares possess sole voting and investment power with respect to all shares set forth by their name. As of March 1, 2016, there were 595,400,000 common shares of Genworth Australia outstanding and no shares of any other class of voting securities outstanding.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares	Percentage
Thomas J. McInerney	—	—
Kelly L. Groh	—	—
Kevin D. Schneider	39,064	*
Michael S. Laming	38,925	*
Daniel J. Sheehan IV	—	—
Martin P. Klein	—	—
All directors and executive officers as a group (17 persons)(1)	116,920	*

*	Less than 1%.
(1)	Represents ownership by all current directors and executive officers.

REPORT OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

The Management Development and Compensation Committee of the Board of Directors oversees the compensation programs of Genworth Financial, Inc. on behalf of the Board. In fulfilling its oversight responsibilities, the committee reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement.

In reliance on the review and discussion referred to above, the Management Development and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Genworth’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and in its proxy statement on Schedule 14A to be filed in connection with the company’s 2016 Annual Meeting of Stockholders, each of which has been or will be filed with the U.S. Securities and Exchange Commission.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts. This report is provided by the following independent directors, who constitute the committee:

Nancy J. Karch, Chair

Christine B. Mead

James A. Parke

James S. Riepe

COMPENSATION DISCUSSION AND ANALYSIS

This section provides an overview and analysis of our compensation programs and policies, including the material compensation decisions made under the programs with respect to the following executive officers, whom we refer to as our “named executive officers” or “NEOs:”

•	Thomas J. McInerney, President and CEO;

•	Kelly L. Groh, Executive Vice President and Chief Financial Officer (“CFO”);

•

Kevin D. Schneider, Executive Vice President and Chief Operating Officer (“COO”) effective January 1, 2016, and formerly our Executive Vice President—Global Mortgage Insurance, with responsibility for our Global Mortgage Insurance businesses for the duration of 2015;

•	Michael S. Laming, Executive Vice President—Human Resources;

•	Daniel J. Sheehan IV, Executive Vice President—Chief Investment Officer (“CIO”); and

•	Martin P. Klein, our former CFO, who resigned his position effective October 15, 2015, and left the company effective October 30, 2015.

This section also includes information regarding 2015 compensation and a discussion of our annual compensation program for our named executive officers, excluding Mr. Klein who was not an executive officer at the end of the year. We refer to this subset of our named executive officers as our “continuing named executive officers.” Information regarding Mr. Klein’s 2015 compensation is provided separately under the Our Other Compensation and Benefit Programs—Compensation Paid to Mr. Klein in 2015 section below. Additionally, information regarding Ms. Groh’s compensation is provided under the Our Other Compensation and Benefit Programs – Compensation for Ms. Groh section, because she was not an executive officer at the beginning of the year when most of the 2015 pay decisions were made.

Executive Summary

The following is a summary of performance of our company and operating segments, together with highlights of key pay-related actions we have taken in 2015 that demonstrate alignment of our compensation programs with company performance.

2015 Company Performance

2015 was a challenging year for Genworth, and our stock price performance was poor. Net operating income in the U.S. Life Insurance segment was supported by the continued and positive impacts of long-term care insurance rate actions, plus stable fixed annuity results, offset by impacts from assumption updates in our universal life insurance products. Separately, we were pleased with the continued strong performance in our U.S., Canada and Australia mortgage insurance businesses, which each met or exceeded their key financial targets. We have made progress in addressing key strategic objectives of our turnaround, including pricing on our blocks of long-term care insurance, repositioning our business portfolio, and increasing financial flexibility as we work to reduce our debt. Below is a summary of key performance results for our businesses in 2015:

Mortgage Insurance(1)

•	Our three main operating platforms met or exceeded their goals with respect to net operating income(2) and operating return on equity (“operating ROE”)(3);

•

We completed a sale of an additional 14.2% of our Australia mortgage insurance business, which allowed us to reduce our exposure to mortgage insurance risk and provided more capital flexibility for the company;

•	We completed actions necessary to meet the private mortgage insurer eligibility requirements (“PMIERs”) capital requirements for our U.S. mortgage insurance business;

•	We delivered prudent top-line growth in our Canada mortgage insurance business within risk tolerance; and

•	We entered into a definitive agreement to sell our European mortgage insurance business.

Life Insurance

•	We did not meet our combined adjusted statutory pre-tax operating income goal, primarily due to increased reserves resulting from assumption updates in variable annuities and universal life insurance;

•	We exceeded our goals for premium rate increases on our blocks of long-term care insurance, and continue to make good progress on this strategic priority;

•	We achieved approximately $90-100 million in annual run rate expense reductions against our goal of achieving $100 million by mid-2016; and

•	We completed the sale of certain blocks of life insurance through reinsurance in January 2016, further supporting our financial flexibility.

Corporate and Other

•	We completed the sale of our lifestyle protection insurance (“LPI”) business, resulting in approximately $400 million in net proceeds;

•	We used proceeds from the LPI transaction to redeem our senior notes due December 2016 (“2016 Notes”) in January 2016, thus making progress on our strategic debt reduction objectives; and

•

We ended the year with holding company cash and cash equivalents of $1,374 million(4), which remained above our target of 1.5 times annual debt service, plus a $350 million risk buffer after redemption of our 2016 Notes in January 2016.

(1)	Prior to the fourth quarter of 2015, our global mortgage insurance businesses were consolidated as the Global Mortgage Insurance Division, including our mortgage insurance operations in the United States, Australia, Canada, Europe and other countries.
(2)	“Net operating income (loss)” equals income (loss) from continuing operations excluding the after-tax effects of income attributable to noncontrolling interests, net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs, and infrequent or unusual non-operating items.
(3)	Operating ROE for each of our mortgage insurance businesses is defined in the table outlining key financial metrics on page 36.
(4)	Comprises cash and cash equivalents of $1,124 million and U.S. government bonds of $250 million as of December 31, 2015.

Impact of 2015 Performance on Compensation

Our operating performance in 2015, as well as our stock price performance, has had a direct impact on our continuing named executive officer compensation, as follows:

•

The company made good progress in 2015 on our key strategic priorities, but annual financial and operating performance was mixed across our operating segments, resulting in an annual incentive award to our CEO for 2015 that was significantly below target;

•

Annual incentive awards for our other continuing named executive officers varied, reflecting differentiated performance for their respective areas of responsibility and contributions made toward our strategic priorities;

•

The value of outstanding long-term equity awards (both vested and unvested) held by our continuing named executive officers declined significantly, consistent with the decline in our stock price over that same time period;

•

Following the decline in our stock price, all of our continuing named executive officers will be subject to limitations on sales of company stock under the net share retention requirements of our stock ownership guidelines; and

•	In 2015, we awarded performance stock units (“PSUs”) to our named executive officers that vest solely based on improving the multiple of our stock price to book value by the end of 2017.

Impact of Performance on CEO Compensation

The following illustrations summarize the total direct compensation for our CEO for 2013 through 2015 through three different perspectives: reported pay, which values long-term equity awards based on a grant-date fair value; realizable pay, which reflects the accumulated spread or nominal value of outstanding equity awards as of December 31, 2015 for awards made in the represented year; and realized pay, which shows the value actually realized from any SARs exercised and RSUs vested during the period.

Because we aligned the largest portion of our CEO’s initial compensation package in 2013 with stockholder value through an award of SARs, which only yields value to the extent the stock price appreciates above the base price established on the grant date, there is a significant difference between reported pay in 2013 for long-term equity, and what that initial award has yielded in terms of either realizable pay or realized pay as of the end of 2015. For more information on Mr. McInerney’s initial compensation package, see the Our Other Compensation and Benefits Programs—Compensation Structure for Mr. McInerney upon Appointment as our CEO section below.

CEO Reported, Realizable and Realized Pay

(1)

Reported Pay represents: (i) base salary paid; (ii) actual annual incentive earned for performance in the period; and (iii) the grant-date fair value of any equity-based awards granted during the period (SARs, RSUs, or target value of PSUs), each as reported in the Summary Compensation Table for the applicable year. Reported pay excludes any amounts shown as “all other compensation” in the Summary Compensation Table for illustrative purposes.

(2)

Realizable Pay represents: (i) base salary paid; (ii) actual annual incentive earned for performance in the period; and (iii) the value as of December 31, 2015 of any outstanding long-term equity awards granted during the applicable year.

Realizable pay for 2013 does not include any outstanding value for the SARs granted as part of Mr. McInerney’s initial compensation package because the closing price of our stock on December 31, 2015 was below the exercise price of the SARs. Realizable pay for 2013 reflects the value of RSUs granted in 2013 that remained unvested as of December 31, 2015 (calculated by multiplying the number of RSUs by the closing price on that date).

Realizable pay for 2014 does not include any outstanding value for the 2014-2016 PSUs because the company does not currently expect those to pay out.

Realizable pay for 2015, includes the estimated value of 2015-2017 PSUs awarded in 2015 based on applying 2015 year-end performance against the performance goals, and then reflecting achievement at the next highest performance milestone. By applying the company’s 2015 year-end Book Value Multiple to the 2015-2017 PSU performance goals, performance would be below threshold and thus no shares would vest, however, for purposes of this table, we have shown the value as of December 31, 2015 of the threshold number of PSUs (50%).

(3)

Realized Pay represents: (i) base salary paid; (ii) actual annual incentive earned for performance in the period; and (iii) the pre-tax value of any RSUs vested or SARs exercised during the period, valued at the time of such vesting or exercise.

Additional Key Compensation Developments

•

Our CEO was awarded only performance-contingent PSUs in 2015 because his initial grants of SARs and RSUs awarded at the time of his hire in 2013 were intended to provide three-years of annual equity incentives.

•

We continued to emphasize long-term financial performance in our annual equity grants to other named executive officers in 2015 through the use of performance-contingent PSUs, plus SARs to emphasize long-term stock price appreciation alignment and time-vested RSUs to promote retention.

•

For 2016, our CEO’s annual equity award was entirely in the form of PSUs, while awards to our other continuing named executive officers were denominated 50% in the form of PSUs, and the remaining 50% in RSUs.

•	We promoted Ms. Groh to serve as our CFO effective October 15, 2015, and made corresponding adjustments to her salary and annual incentive target, following Mr. Klein’s resignation.

•

We approved cash retention incentives for Mr. Schneider and Mr. Sheehan on October 14, 2015, each of whom has demonstrated sustained leadership and performance in their critical areas of responsibility.

•

We approved additional awards of SARs and RSUs for Mr. Sheehan at the time of our annual equity grant based on our assessment of competitive share-based incentive and retention values desired for his critical role, and in consideration of his sustained performance.

•	We amended our retirement benefits for executives and employees to align with market practices, and to reduce overall company expenses.

•	We promoted Mr. Schneider to the newly created role of COO, effective January 1, 2016, and made corresponding adjustments to his base salary effective in 2016.

Consideration of Last Year’s Advisory Stockholder Vote on Executive Compensation

At the 2015 Annual Meeting of Stockholders on May 14, 2015, over 97% of the shares voted were cast in favor of the compensation of the company’s named executive officers, as discussed and disclosed in the 2015 proxy statement. Annual advisory votes to approve named executive officer compensation serve as a tool to help guide the Compensation Committee in evaluating the alignment of the company’s executive compensation programs with the interests of the company and our stockholders. We also reach out from time to time to obtain stockholder input on the company’s compensation and governance practices, and to address any questions they may have. In considering the results of the 2015 advisory vote to approve named executive officer compensation, the Compensation Committee concluded that the company’s overall pay practices and the compensation paid to our named executive officers for 2014 relative to the company’s performance enjoyed strong stockholder support, and did not make any specific changes to our compensation program as a result of the vote.

Governance and Principles Underlying Our Compensation Programs

Our objective in compensating executive officers is to attract, retain and motivate employees of superior ability who are dedicated to the long-term interests of our stockholders. With this objective in mind, the following principles guide our compensation program design and individual compensation decisions. Additionally, we have highlighted below key elements of our compensation programs or policies for named executive officers that illustrate how we support these principles in practice:

Our Guiding Principles	Examples of Programs or Policies That Support Our Principles
Compensation should be primarily performance-based and align executive officer incentives with stockholder interests across multiple timeframes.

•    Annual incentives (short-term performance-based awards)

•    Equity grants include SARs (long-term stock appreciation), PSUs (vest based on company performance after three years), and RSUs (long-term stock appreciation with an emphasis on retention)

At-risk pay and compensation design should reflect an executive officer’s impact on company performance over time.

•    Annual incentive goals align NEO compensation with performance in their area of responsibility

•    SARs constituted the largest component of our CEO’s initial compensation package when hired in 2013

•    Long-term incentives constitute the largest component of annual compensation for executive officers

Total compensation opportunities should be competitive within the relevant marketplace.	• Our compensation benchmarking approach, as described below • Adjustments approved in 2015 to reduce our executive retirement benefits

Our incentive compensation should reward financial and operational performance, and allow for qualitative assessment.

•    In determining annual incentive awards, the Compensation Committee measures performance against specific financial objectives for the person’s area of responsibility, together with a qualitative assessment of operational performance and other results

•    Our PSUs reward achievement of specific longer-term company objectives, while the Compensation Committee reserves the flexibility of negative discretion at payout

Plan designs and incentives should support appropriate risk management practices.

•    Executive Officer Stock ownership guidelines for the CEO (7x salary), our COO, CFO and CIO (3x), and for our other Executive Vice Presidents or Senior Vice Presidents (2x)

•    50% retention ratio for net after-tax shares received from the vesting or exercise of all equity incentive awards until executive officers’ stock ownership guidelines are met, ensuring significant personal assets are aligned with long-term stockholder interests

•    Exercises of stock options and SARs are settled in stock and are subject to a nine-month net hold requirement

•    Clawback, anti-hedging and anti-pledging policies

Our Decision-Making Process

Role of the Compensation Committee

The Compensation Committee seeks a collaborative relationship with management, and currently uses an independent third-party compensation consultant to provide for a more informed decision-making process and objective perspective in this important governance matter. The Compensation Committee facilitates the annual review process of CEO performance and compensation decisions, with input from the Board and support of the compensation consultant. The Compensation Committee regularly meets in executive session without management present, and retains the final authority to approve all compensation policies, programs and amounts paid to our named executive officers.

Role of Management and Compensation Consultants

Our CEO and Executive Vice President—Human Resources regularly attend meetings of the Compensation Committee to provide analysis, details and recommendations regarding the company’s executive compensation programs and plan design. Our CFO periodically attends Compensation Committee meetings to provide analysis of incentive program alignment with business strategy, or context for understanding financial results when the Compensation Committee evaluates business performance. Our CEO provides the Compensation Committee with performance assessments and compensation recommendations in his role as a manager for individual named executive officers (other than himself). The Compensation Committee, typically in February of each year, then determines and approves annual incentive award payouts for the prior year, and any adjustments to base salary, target annual incentives for the upcoming year and awards of long-term incentives to executive officers. For more information on the compensation decisions made in 2015, see the Our Annual Compensation Program section below.

The Compensation Committee has retained Steven Hall & Partners, LLC, an independent compensation consultant, to assist in reviewing and analyzing compensation data for our named executive officers, including our CEO. The compensation consultant regularly attends Compensation Committee meetings and meets with the Compensation Committee in executive session without management present. The Compensation Committee occasionally requests special studies, assessments of market trends and education regarding changing laws and regulations from the compensation consultant to assist the Compensation Committee in its decision-making processes for the CEO and other executive officers. For example, in 2015, the compensation consultant provided the Compensation Committee with competitive benchmarks and considerations regarding the compensation for Ms. Groh in connection with her promotion, and the compensation structure for the COO role in preparation for Mr. Schneider’s promotion to that newly created position. The compensation consultant provides the Compensation Committee with advice, but does not determine the amount or form of compensation for our named executive officers.

The Compensation Committee has assessed the independence of the compensation consultant pursuant to SEC rules and concluded that no conflict of interest exists that would prevent the compensation consultant from independently representing the Compensation Committee.

Evaluating Market Competitiveness

We generally evaluate market competitiveness of our programs as an input into the process of designing plans and setting target compensation levels for named executive officers. We review each component of compensation for our named executive officers separately and in the aggregate, and also consider the internal relationships among the named executive officers to help determine appropriate pay levels. With respect to individual named executive officers, we compare the total target compensation opportunities for our named executive officers to target opportunities for similar positions at comparable companies. These benchmarks are a gauge for evaluating market competitiveness, but are not given greater weight than other key factors when making compensation decisions. For example, individual named executive officers may have higher or lower target compensation levels compared to market medians based on level of responsibility, individual experience and skills, performance trends, competitive dynamics, retention needs and internal equity considerations.

The Compensation Committee typically utilizes a combination of publicly available information related to a specific list of peer companies (the “Peer Group”), as well as information available through market compensation surveys to provide a broad perspective of market practice. While no individual company matches our lines of business precisely, the Peer Group is intended to represent, in the aggregate, companies with revenue sources and talent demands similar to the company. With respect to size, we generally look at revenue or total assets as indicators of comparability rather than market capitalization due to the potential for volatility year over year as stock prices change. The companies included in market surveys used by the company are not individually identifiable for a particular executive position (and therefore we are not benchmarking against any particular company within the survey), and also may change from year-to-year based on voluntary participation in the market surveys we use, mergers and divestitures, or changes in corporate structure.

To the extent we make changes to our business portfolio, or as peer companies adjust their own business lines or distribution channels, we will consider adding peers, or removing peers which no longer have revenue sources and talent demands similar to ours. The Compensation Committee will consider advice and recommendations developed by its compensation consultant to support our benchmarking principles. The Peer Group used when considering 2015 compensation actions was composed of the following companies:

Aflac, Inc.	Fidelity National Financial	Protective Life Corporation
Aon plc	Lincoln National Corporation	Radian Group
Assurant, Inc.	Marsh & McLennan Companies, Inc.	Reinsurance Group of America, Inc.
The Chubb Corporation	MGIC Investment Corporation	Unum Group
CNO Financial Group, Inc.	Principal Financial Group, Inc.

Our Annual Compensation Program

Our 2015 annual compensation program for named executive officers consists of the following key elements: base salary, annual incentive, and annual long-term equity grants (including SARs, PSUs and RSUs). Below is a summary and assessment of actions taken with respect to our annual compensation program for the continuing named executive officers, other than Ms. Groh, in 2015. Ms. Groh was not an executive officer prior to her promotion and appointment to serve as our CFO effective October 15, 2015, and therefore any actions taken with respect to her 2015 base salary, annual incentive and annual long-term equity grant were separate and unique from the decisions for our other named executive officers. For a summary and assessment of actions taken with respect to Ms. Groh’s 2015 compensation, see Our Other Compensation and Benefit Programs—Compensation for Ms. Groh below.

Base Salary

Base salaries are generally intended to reflect the scope of an executive officer’s responsibilities and level of experience, reward sustained performance over time and be market-competitive. In February 2015, the Compensation Committee undertook its annual review of executive officer base salaries. The Compensation Committee determined to not make any base salary adjustments for named executive officers at that time as the existing base salaries were considered competitive within the marketplace for their roles. For changes to Ms. Groh’s base salary in connection with her promotion and appointment as CFO, see Our Other Compensation and Benefit Programs—Compensation for Ms. Groh section below.

Annual Incentive

In our annual incentive program, we review performance against clear financial objectives, together with a qualitative assessment of operational objectives and other accomplishments toward strategic priorities not necessarily reflected in annual financial results. Each named executive officer has an annual incentive target, expressed as a percentage of base salary. Target annual incentive opportunities for our continuing named executive officers (other than Ms. Groh) ranged from 100% to 200% of base salary, and payout opportunities for 2015 ranged from zero to 200% of their individual target amount. Individual annual incentive targets are reported in the 2015 Grants of Plan-Based Awards Table below.

The key financial objectives used to measure 2015 performance and the related results are summarized below. Net operating income (loss) and operating ROE represented key top-level measures of financial performance for our mortgage insurance businesses, while generation of dividends to the holding company from those businesses is also a key measure of progress toward improving our financial flexibility. In our U.S. life insurance companies, we measured combined adjusted statutory pre-tax operating income (loss), which is a key metric linked to the performance of those businesses and our ability to deliver dividends from those companies to the holding company in the future.

Performance Unit	Key Financial Metrics ($ in millions)	2015 Target	2015 Measured Result	Variance
Mortgage Insurance (MI)(1)(2)(3)(4)	Net operating income – Global MI	$395	$425	$30
	Net operating income – U.S. MI	$163	$179	$16
	Operating ROE – U.S. MI (8)	9.0%	10.6%	160	bps
	Net operating income – Canada MI	$149	$157	$8
	Operating ROE – Canada MI (9)	8.6%	9.1%	50	bps
	Net operating income – Australia MI	$104	$109	$5
	Operating ROE – Australia MI (10)	11.3%	12.1%	80	bps
	Net operating loss – Europe MI	$(15.3)	$(14.6)	$0.7
Life Insurance(5)	Combined adjusted statutory pre-tax operating income (loss)	$100	$(58)	$(158)
Investments(6)	Net investment income	$3,123	$3,177	$54
Total Company(1)(2)(7)	Total dividends paid by operating companies to the holding company	$243	$383	$139

(1)

In the fourth quarter of 2015, we changed how we review our operating businesses and no longer have separate reporting divisions. Under the new structure, we have the following five operating business segments: U.S. Mortgage Insurance; Canada Mortgage Insurance; Australia Mortgage Insurance; U.S Life Insurance (which includes its long-term care insurance, life insurance and fixed annuities businesses); and Runoff (which includes the results of non-strategic products which are no longer actively sold). The 2015 annual incentive performance was considered relative to the previously organized divisions (Global Mortgage Insurance Division and U.S. Life Insurance Division), for which the goals were established and under which we operated for the majority of the year.

(2)	2015 measured results for global mortgage insurance includes amounts available to Genworth’s common stockholders for our Canada and Australia mortgage insurance businesses.
(3)

2015 measured results for net operating income were translated at planned foreign exchange rates. The impact increased net operating income by $12 million in global mortgage insurance ($5 million in Canada mortgage insurance and $7 million in Australia mortgage insurance).

(4)	2015 full-year target net operating income and operating ROE for our Australia mortgage insurance business were both adjusted to reflect the 14.2% reduction in ownership of that business in May 2015.

(5)

Combined adjusted statutory pre-tax operating income (loss) is defined as the statutory pre-tax operating income (loss) of our U.S. life insurance subsidiaries and one of our Bermuda domiciled reinsurance subsidiaries, adjusted for the impact of insurance balance recoverable and the impacts from certain life insurance reinsurance transactions. 2015 measured results for combined adjusted statutory pre-tax operating loss were estimated results due to the timing of their review by the Compensation Committee prior to finalization of our statutory fillings. The 2015 combined adjusted statutory pre-tax operating income (loss) measured resulted in below threshold levels of consideration relative to the target. Final 2015 combined adjusted statutory pre-tax operating loss was $366 million, the difference from the measured result primarily based on additional reserves added following final cash flow testing results for some of our long-term care insurance and universal life insurance products.

(6)

2015 measured results for net investment income have been adjusted for the impact of reinsurance arrangements accounted for under the deposit method, which increased net investment income by $26 million, and were adjusted to be translated at planned foreign exchange rates, which increased net investment income by $13 million.

(7)

In 2015, our subsidiaries paid total dividends of $522 million to the holding company. The measured result of $383 million excludes $15 million of additional proceeds from the initial public offering of our Australia mortgage insurance business in May 2014 and $173 million related to the sale of additional shares of our Australia mortgage insurance business in May 2015 and includes $49 million of other payments to the holding company.

(8)

Operating return on equity for our U.S. mortgage insurance business equals net operating income divided by average ending Genworth’s stockholders’ equity, excluding accumulated other comprehensive income (loss), for the most recent five quarters.

(9)

Operating return on equity for our Canada mortgage insurance business equals adjusted net operating income divided by average ending Genworth’s stockholders’ equity, excluding accumulated other comprehensive income (loss) and our portion of debt, as of December 31, 2015 and 2014. Adjusted net operating income is defined as net operating income translated at planned foreign exchange rates which increased net operating income by $5 million and excluding our portion of interest expense related to debt using our ownership percentage of 57.3%.

(10)

Operating return on equity for our Australia mortgage insurance business equals adjusted net operating income divided by average ending Genworth’s stockholders’ equity, excluding accumulated other comprehensive income (loss) and our portion of debt, as of December 31, 2015 and 2014. Adjusted net operating income is defined as net operating income translated at planned foreign exchange rates which increased net operating income by $7 million and excluding our portion of interest expense related to debt using an average ownership percentage of 56.7% (calculated as a 66.2% ownership until May 2015 and a 52.0% ownership following the additional sell down of 14.2% in May 2015).

For 2015, the company also identified and disclosed certain key strategic priorities designed to have an impact on company financial performance and stockholder value over time. The Compensation Committee took these strategic priorities into account when evaluating the performance of our continuing named executive officers and consideration was given for the accomplishments in their areas of responsibility. These key strategic priorities, and related accomplishments in 2015 included:

Key Strategic Priority	2015 Key Accomplishments/Results
Business Portfolio Repositioning

•    Completed the sale of our LPI business on December 1, 2015

•    Agreed to sell certain blocks of life insurance through reinsurance, which closed in January 2016

•    Completed the sale of an additional 14.2% of our Australia mortgage insurance business

•    Entered into a definitive agreement to sell our European mortgage insurance business

Improving our Financial Flexibility

•    Used proceeds from the sale of LPI to reduce our debt through retiring of our 2016 Notes in January 2016

•    Met PMIERs for our U.S. mortgage insurance business by the December 31, 2015 effective date, primarily using reinsurance

Reduce Expenses	• Took actions to reduce cash expense run-rate by $100 million (pre-tax) by mid-2016; approximately $90 to $100 million achieved by December 31, 2015

Actual performance against any particular financial or strategic objective noted above did not result in any pre-determined or formulaic payouts. Instead, the Compensation Committee reviewed overall performance results against the applicable objectives in determining the actual payouts of annual incentives and also considered the performance of each continuing named executive officer in their respective area of responsibility. A discussion of the relevant metrics and performance as they relate to specific annual incentives awarded to each continuing named executive officer, other than Ms. Groh, follows. Amounts paid for 2015 are reported under the “Non-Equity Incentive Plan Compensation—Annual Incentive” column of the 2015 Summary Compensation Table.

A discussion of the relevant metrics and performance as they relate to specific annual incentives awarded to each continuing named executive officer, other than Ms. Groh, follows. Amounts paid for 2015 are reported under the “Non-Equity Incentive Plan Compensation—Annual Incentive” column of the 2015 Summary Compensation Table.

Mr. McInerney

Mr. McInerney’s annual incentive award for 2015 was significantly below his targeted amount based on several factors, including significant consideration for the mixed company financial results against goals established at the beginning of the year:

•	below target results in combined adjusted statutory pre-tax income (loss) in our life insurance subsidiaries, which Mr. McInerney led on an interim basis for the majority of the year;

•	above target results for net operating income and ROE in our global mortgage insurance businesses; and

•	above target results in net investment income and generation of dividends to the holding company.

Additionally, consideration was given for Mr. McInerney’s accomplishments against key strategic and operational objectives also set out at the beginning of the year, including:

•

execution of strategic priorities to support repositioning of our business portfolio, including the sale of LPI, two life insurance block sales (which closed in January 2016), sale of 14.2% ownership interest in our Australia mortgage insurance business, and reaching a definitive agreement to sell our European mortgage insurance business;

•	significant progress toward reducing annual expense run rate by $100 million by mid-2016; and

•	driving changes in key leadership positions for our U.S. Life Insurance segment.

Based on an assessment of performance against these financial and non-financial objectives, and after considering inputs from the Board, the Compensation Committee approved an annual incentive award of $1,200,000 for Mr. McInerney, or 60% of his targeted amount, for 2015.

Mr. Schneider

For Mr. Schneider, his annual incentive award primarily reflects his leadership of our global mortgage insurance businesses, which included our U.S., Canada, Australia and European businesses. As noted above, each of these businesses exceeded their key financial goals for 2015. Other key factors taken into consideration in determining Mr. Schneider’s annual incentive award were:

•	active leadership with our majority-owned subsidiaries in Canada and Australia, through which we generated dividends to the holding company in excess of targeted amounts for the year;

•	leading the company’s efforts to sell our European mortgage insurance business;

•

ensuring compliance with the PMIERs requirements for our U.S. mortgage insurance business by December 31, 2015, achieved primarily through reinsurance transactions that were executed at a better than anticipated rate of cost of capital;

•	meeting or exceeding expectations with regard to loss mitigation savings for our U.S., Canada and Australia mortgage insurance businesses; and

•	collaborating with other areas of the company to achieve reductions in our annual expense run rate.

Based on these factors, the Compensation Committee approved an annual incentive award of $1,200,000 for Mr. Schneider, or approximately 123% of his targeted amount, for 2015.

Mr. Laming

For Mr. Laming, his annual incentive award reflects his leadership of our human resources function globally and as a member of the company’s senior leadership team. Significant consideration was given to Mr. Laming’s contributions to the company’s strategic accomplishments noted above, including:

•	providing active support to the sale of our LPI business;

•	active leadership and collaboration with all areas of the company in achieving significant progress toward our goal to reduce our expense run rate by $100 million by mid-2016; and

•

partnering with other areas of the business to implement new strategic human resource processes and management tools, including systems, a new global payroll platform, and employee compensation management programs.

Based on these factors, the Compensation Committee approved an annual incentive award of $475,000 for Mr. Laming, or 100% of his targeted amount, for 2015.

Mr. Sheehan

Mr. Sheehan’s annual incentive award primarily reflects his contributions to our company performance as our CIO. As a member of the corporate leadership team, some weight was given to his contributions to the strategic accomplishments noted above. Significant weight was also given to the performance of the corporate investments organization, including exceeding targeted net investment income as noted above, and other positive results and accomplishments as noted below:

•

delivering better than targeted levels of investment impairments on both a generally accepted accounting principles (“GAAP”) and statutory basis, due to broad investment diversification and active management of challenged credit assets;

•	exceeding targeted levels of private asset production, including commercial mortgages, private placements and limited partnerships; and

•	collaborating with other areas of the company to achieve reductions in our annual expense run rate.

Based on these factors, the Compensation Committee approved an annual incentive award of $1,300,000 for Mr. Sheehan, or approximately 124% of his targeted amount, for 2015.

Annual Long-Term Equity Grants

We believe that the largest component of our compensation programs for named executive officers should be in the form of longer-term incentives, including annual equity grants. The Compensation Committee determines an approximate compensation value for annual equity grants for the CEO after receiving inputs from the Board and the Compensation Committee’s compensation consultant, and for each other named executive officer based on the recommendations of our CEO. Additional considerations for award values include competitive pay levels, alignment of total pay at risk with the individual’s ability to impact long-term company performance, the individual’s sustained performance over time, and long-term succession and retention needs.

Our equity awards to executive officers have included, over time, different combinations of SARs, PSUs and RSUs. We believe that SARs, which are settled in shares of common stock upon exercise and deliver value only to the extent the company’s stock price increases following the grant, provide strong incentives to our executive officers for maintaining and building long-term stockholder value. From 2009 through 2013, our named executive officers were awarded annual equity grants in the form of SARs only, due to the company’s low stock price relative to the book value per share of the company. Beginning in 2014, we included PSUs in named executive officer long-term equity grants to further bolster our performance-based compensation approach because PSUs are denominated in stock and only vest if certain performance goals are met by the end of the performance period. For 2014, the compensation value of annual long-term equity grants to our named executive officers (excluding Mr. McInerney, who received only PSUs) was delivered approximately 40% in a target number of PSUs and the remaining 60% in SARs. For 2015, we added RSUs to the mix of named executive officer long-term equity grants. RSUs, which vest over time based on continued future service with the company, provide important share-based retention to our key employees who are critical to rebuilding long-term stockholder value. For 2015, the compensation value of annual long-term equity grants to our named executive officers (excluding Mr. McInerney, who received only PSUs, and Ms. Groh, who was not an executive officer at the time of the 2015 grants) was delivered approximately 40% in target PSUs, 30% in SARs and 30% in RSUs. Taken together, we believe our annual equity grants align named executive officer compensation with long-term stockholder interests, and provide retention and incentive value through a combination of stock price appreciation and achievement of long-term company performance objectives.

For Mr. McInerney, his initial equity awards upon joining the company at the beginning of 2013 included predominantly an award of SARs, plus a smaller award of RSUs, together intended to provide incentive and retention value for a three-year period. As such, Mr. McInerney did not receive any awards of SARs or RSUs in 2014 or 2015. However, the Compensation Committee did determine to award Mr. McInerney 2014-2016 PSUs and 2015-2017 PSUs, each providing long-term performance incentives for our CEO that are consistent with those established for our other named executive officers. For Mr. Sheehan, his 2015 annual equity grant included an additional award of 50,000 SARs and 50,000 RSUs based on the Compensation Committee’s assessment of competitive share-based incentive and retention values desired for this critical role, and in consideration of Mr. Sheehan’s sustained performance as our CIO since his promotion to that role in May 2012.

Annual equity grants made in 2015 to each of our continuing named executive officers (other than Ms. Groh, whose annual equity grants are described below under the Our Other Compensation and Benefit Programs—Compensation for Ms. Groh), were awarded in the following amounts:

Named Executive Officer	Approximate Compensation Value Intended to be Delivered(1)	# of SARs Awarded	# of RSUs Awarded	# of 2015-2017 PSUs Awarded (At Target Levels Of Performance)
Mr. McInerney	$850,000	—	—	100,000
Mr. Schneider	$2,250,000	265,000	80,000	105,000
Mr. Laming	$950,000	115,000	35,000	45,000
Mr. Sheehan(2)	$2,070,000	275,000	155,000	70,000

(1)

Due to differences in how the grant-date fair value of awards is determined for accounting purposes, these amounts will differ from the amounts reflected as the grant date fair value of the awards in the 2015 Summary Compensation Table.

(2)

In addition to a regular annual long-term equity grant that was intended to deliver approximately $2,070,000 for Mr. Sheehan, the Compensation Committee determined to enhance the award to Mr. Sheehan with additional SARs and RSUs as discussed above. The separate and additional awards of 50,000 SARs and 50,000 RSUs are each included in the “# of SARs Awarded” and “# of RSUs Awarded” columns, but the value for these additional awards is not reflected in the Approximate Compensation Value column, since these share amounts were supplemental to the annual long-term equity grant.

Additional Information Regarding Awards of SARs, and RSUs

Awards of SARs made as part of the annual equity grants in February 2014 vest 25% per year, beginning on the first anniversary of the grant date, and awards of SARs and RSUs granted in 2015 vest 33% per year, beginning on the first anniversary of the grant date. Awards of SARs and RSUs are generally forfeited upon termination of employment with the company prior to vesting, except for limited instances described in the Executive Compensation—Potential Payments upon Termination or Change of Control section below.

Net after-tax shares acquired by executive officers through the grant or exercise of all company equity incentive awards are subject to a 50% retention ratio until stock ownership guidelines are met. Additionally, shares acquired through the exercise of stock options (if outstanding from prior grant practices) or SARs are further subject to the company’s nine-month net hold policy (see the Other Key Compensation and Governance Policies—Executive Officer Stock Ownership Guidelines, Retention Ratio and Net Hold Policy section below).

Beginning with our 2011 annual equity grant, all grants of SARs have been in the form of Capped SARs, which include a limit on the maximum value per share upon exercise, in order to reduce accounting expense through a reduced grant date fair value. The Capped SAR awards made in 2011 through 2015 have a maximum share value of $75.00, which allows us to realize significant expense savings without materially diminishing the incentive and reward for long-term stock price appreciation. If the maximum stock price is reached, then any portion of the Capped SARs that is vested will automatically be exercised and settled in stock, and any unvested portion of the award will remain unvested until the date it was originally scheduled to vest. If the stock price remains above the maximum share value at such time, then the previously unvested portion of the award will automatically be exercised on the scheduled vesting date.

Additional Information Regarding 2014-2016 Performance Stock Units

Our 2014-2016 PSUs vest according to company performance relative to achievement of threshold, target and maximum goals established for Company Operating ROE and Book Value Per Basic Share (each as defined below), as measured in a performance period occurring during 2016. The target number of PSUs noted above is fixed for each participant at the time of grant, and following the performance period any unvested PSUs will be forfeited. The metrics are independently weighted (50% each) such that performance below the threshold goals established for both metrics will result in no payouts, and each participant could earn up to 200% of his or her target amount for performance that meets or exceeds both of the maximum goals established. The Compensation Committee reserves the ability to use negative discretion to reduce the number of shares delivered upon payout of PSUs.

Based on results to date, in particular developments in the company’s U.S. Life Insurance segment in 2014 and 2015, and the completion of certain business unit sales resulting in reductions in the company’s book value per basic share, it will be unlikely for the company to achieve threshold performance for either of the metrics noted below by the end of 2016, in which case there would be no payout.

2014-2016 Performance Stock Unit Metrics and Goals

Metric	Weight (% of Target)	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)
Company Operating ROE(1)	50%	6.75%	8.0%	9.5%
Book Value Per Basic Share(2)	50%	$26.50	$27.50	$28.50

(1)

Company Operating ROE equals net operating income (loss) for the prior twelve months ended, divided by our average ending stockholders’ equity, excluding accumulated other comprehensive income (loss) in our average ending stockholders’ equity, for the most recent five quarters ending December 31, 2016.

(2)	Book Value Per Basic Share equals equity excluding accumulated other comprehensive income (loss) and noncontrolling interests, divided by Genworth’s common shares outstanding at the end of the period.

Additional Information Regarding 2015-2017 Performance Stock Units

Our 2015-2017 PSUs vest according to company performance relative to achievement of threshold, target and maximum goals established for the ratio of our stock price to our book value (the Book Value Multiple), each at the end of the three-year performance period. We chose to measure Book Value Multiple for our 2015-2017 PSUs due to strategic business portfolio alternatives under review at the time of grant, which would cause the goals used for the 2014-2016 PSUs (Company Operating ROE and Book Value Per Basic Share) to be significantly less relevant, and thus less effective as a performance incentive. The Book Value Multiple goals for the 2015-2017 PSUs emphasize our objective of re-building long-term stockholder value, while maintaining flexibility for strategic business portfolio alternatives. The target number of PSUs noted above is fixed for each participant at the time of grant, and following the performance period any unvested PSUs will be forfeited. Performance below the threshold goal established will result in no payouts, and each participant could earn up to 200% of his or her target amount for performance that meets or exceeds the maximum goals established. The Compensation Committee reserves the ability to use negative discretion upon payout of PSUs.

Performance relative to the 2015-2017 PSUs will be significantly influenced by our stock price at the end of the performance period as the stock price is the numerator in the Book Value Multiple calculation. Although it is difficult to accurately predict performance under this award at this point, based on our Book Value Per Basic Share as of December 31, 2015, we can estimate the stock price needed to achieve threshold, target and maximum performance levels relative to the goals established for these awards. Based on our 2015 year-end Book Value Per Basic Share of $19.71, and our December 31, 2015 closing stock price of $3.73, the Book Value Multiple is trending significantly below threshold levels of performance.

2015-2017 Performance Stock Unit Metrics and Goals

Metric	Weight (% of Target)	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)
Book Value Multiple(1)	100%	0.50	0.65	0.80

(1)

The average daily closing price of Genworth’s common stock for the period beginning one business day following Genworth’s third quarter of 2017 earnings announcement through and including five business days following Genworth’s fourth quarter of 2017 earnings announcement, divided by the two-point average of the company’s Book Value Per Basic Share as of the close of the third quarter of 2017 and close of the fourth quarter of 2017. Book Value Per Basic Share equals Genworth’s stockholders’ equity, excluding accumulated other comprehensive income (loss), divided by Genworth’s common shares outstanding at the end of the period.

Our Other Compensation and Benefits Programs

Compensation for Ms. Groh

On October 12, 2015, Mr. Klein notified the company he intended to resign from his position as CFO, and effective October 15, 2015, Ms. Groh was appointed Executive Vice President and CFO to succeed Mr. Klein. At the time of her appointment, the Compensation Committee engaged in a competitive assessment described in Our Decision-Making Process above, and determined to increase Ms. Groh’s base salary to $500,000, which represented a 25% increase, and adjusted her target annual incentive to 80% of her base salary for the remainder of the year (versus a target of 65% of base salary in her prior position).

The Compensation Committee determined Ms. Groh’s 2015 annual incentive award primarily based on performance against her objectives as our Vice President and Controller, since her appointment as CFO occurred in the fourth quarter of the year. Her target annual incentive for 2015 was also determined proportionately based on the different base salary amounts and target annual incentive percentages in effect prior to and following her appointment as CFO on October 15, 2015. For Ms. Groh, the Compensation Committee approved an annual incentive award of $425,000, or approximately 147% of her combined targeted amount, for 2015. Key considerations for Ms. Groh’s 2015 annual incentive award include her contributions to our key strategic priorities, and other following considerations:

•	active leadership, and successful completion of remediation efforts for a material weakness previously identified in our U.S. Life Insurance segment;

•	providing leadership and support for the sale of certain life insurance blocks through reinsurance transactions, which was completed in January 2016;

•	support for key business portfolio transactions, including the sale of our LPI business and the planned sale of our European mortgage insurance business; and

•	leadership of efforts to enhance the governance and controls within our finance and actuarial teams around our annual margin testing procedures.

At the time of our annual long-term equity grants in the first quarter of 2015, Ms. Groh was not an executive officer of the company, and thus did not receive awards with similar grant-date fair values, nor a similar mixture of SARs, PSUs and RSUs, as our other continuing named executive officers. Her 2015 annual long-term equity awards reflect a unique approach we used in 2015 for certain key non-executive officers that emphasized long-term retention through a combination of RSUs and deferred cash (referred to hereafter as “Cash-In-Lieu Of Equity”). Under this structure, Ms. Groh was awarded $116,500 in Cash-In-Lieu of Equity, which vests 50% each on the first and second anniversaries of the grant date, and 15,550 RSUs, which vest 50% each on the third and fourth anniversaries of the grant date. Awards of RSUs and Cash-In-Lieu of Equity are generally forfeited upon termination of employment with the company prior to vesting, except for limited instances described in the Executive Compensation—Potential Payments upon Termination or Change of Control section below.

Additionally, prior to her appointment as CFO, Ms. Groh had been awarded two cash-based retention incentive awards of $600,000, the first which becomes payable on September 30, 2016, and the second which becomes payable on May 31, 2017. The retention incentives are payable if Ms. Groh is still employed by the company on such dates, or earlier upon limited circumstances including, a termination of employment without cause, termination due to a layoff, termination in connection with the sale of a business unit to which she is assigned, or death.

Retention Incentive Awards For Mr. Schneider and Mr. Sheehan

On October 14, 2015, the Compensation Committee approved cash-based retention incentive awards of $2,000,000 to Mr. Schneider and Mr. Sheehan, both of whom have demonstrated sustained performance and leadership in their critical roles. The cash-based retention incentives include certain restrictive covenants, including non-solicitation of customers, clients or employees during employment and for 12 months following any future separation of service from the company. The incentives for Mr. Schneider and Mr. Sheehan are payable 50% on December 31, 2016, and the remaining 50% on December 31, 2017, provided they are still employed by the company on such dates, or earlier under certain limited circumstances including a termination of employment without “cause” or for “good reason” (as such terms are defined in the company’s 2015 Key Employee Severance Plan), death or disability.

Severance Benefits—Involuntary Termination without a Change of Control

The Compensation Committee annually reviews the provisions and participants of executive-level severance benefits in order to monitor competitiveness and appropriate levels of benefits to meet the plan objectives. After such a review, the company adopted the 2015 Key Employee Severance Plan (the “2015 Severance Plan”), effective as of January 1, 2015, in order to offer competitive termination benefits, and promote retention of a selected group of key employees, including the company’s continuing named executive officers, and to provide key protections to the company in the form of restrictive covenants. Payments and benefits payable to the continuing named executive officers under the 2015 Severance Plan are generally similar to or less than payments and benefits payable under a predecessor plan, which expired by its terms on December 31, 2014, primarily due to the designation of certain continuing named executive officers to a lower benefit tier level than under the prior plan. In addition, restrictive covenant provisions applicable to continuing named executive officers receiving payments under the 2015 Severance Plan have been strengthened, including the addition of a 12-month non-compete provision.

The specific terms of the 2015 Severance Plan, and the potential payments and benefits upon a termination of employment without “cause” or by the executive for “good reason” for each of our continuing named executive officers are described more fully in the Executive Compensation—Potential Payments upon Termination or Change of Control section below.

Severance Benefits—Involuntary Termination Following a Change of Control

We maintain change of control severance benefits for a select group of key executives, including our continuing named executive officers, in the event that the executive’s employment is terminated without “cause” or by the executive for “good reason” within two years following a change of control of the company (each a “Qualified Termination”).

The change of control severance benefits are intended to keep participating key leaders “neutral” to the possibility of corporate transactions in the best interests of stockholders by removing the fear of job loss and other distractions that may result from potential, rumored or actual changes of control of the company. All benefits under our change of control plan are “double-trigger” benefits, meaning that no compensation will be paid to participants solely upon the occurrence of a change of control so as to not create an unintended incentive. We believe that this structure is appropriate for employees whose jobs are in fact terminated in such a transaction, without providing a windfall to those who continue employment following the transaction.

The Compensation Committee annually reviews the provisions and participants of our change of control plans to monitor competitiveness and appropriate levels of benefits to meet the plan objectives. As part of its most recent annual review, the Compensation Committee adopted a new 2014 Change of Control Plan (the “2014 Change of Control Plan”) in order to replace and consolidate certain predecessor plans. The 2014 Change of Control Plan was adopted by the Compensation Committee on December 17, 2014, and the predecessor plans were cancelled and eliminated at that time. The 2014 Change of Control Plan completely eliminates excise tax gross-up payments for all participants, provides for reduced payments and benefits to the continuing named executive officers as compared to those under the predecessor plans, and strengthens restrictive covenant provisions applicable to any participants receiving payments. If an executive becomes eligible to receive benefits under the 2014 Change of Control Plan, he or she will not be eligible to receive benefits under the 2015 Severance Plan.

The specific terms of the 2014 Change of Control Plan, and the potential payments and benefits upon a Qualified Termination for each of our continuing named executive officers are described more fully in the Executive Compensation—Potential Payments upon Termination or Change of Control section below.

Retirement Benefits

Retirement benefits also fulfill an important role within our overall executive compensation program because they provide a competitive financial security component that supports attraction and retention of talent. We maintain the Retirement and Savings Plan, a tax-qualified, defined contribution plan in which our U.S. employees, including our continuing named executive officers, are eligible to participate. The Retirement and Savings Plan has two features: the “401(k) Savings Feature,” in which participants can defer savings on a pre-tax basis and receive company matching contributions, subject to certain Internal Revenue Service (“IRS”) limits, and a “Retirement Account Feature,” which includes only company contributions made annually based on a schedule of completed years of service and age. In addition, we offered the following non-qualified retirement and deferred compensation plans in 2015 that were available to certain of our named executive officers:

•	Genworth Financial, Inc. Supplemental Executive Retirement Plan (the “SERP”), which is a defined benefit plan that was closed to new participants after December 31, 2009;

•	Genworth Financial, Inc. Retirement and Savings Restoration Plan (the “Restoration Plan”), which is a defined contribution plan; and

•	Genworth Financial, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”).

We continually assess our benefit offerings and seek to align benefit offerings with competitive market levels. It is important to us to keep our benefit design and costs competitive with our peers so that we can continue to attract and retain talent while managing our expenses. In 2015, we approved certain changes to our retirement benefit plans, including the Retirement and Savings Plan, the SERP, the Restoration Plan and the Deferred Compensation Plan in order to make the plans more closely align with current market practices and reduce our expenses. Each of the above non-qualified retirement plans, including the 2015 amendments thereto, is described in more detail in the Executive Compensation—Pension Benefits and Non-Qualified Deferred Compensation sections below.

Other Benefits and Perquisites

We regularly review the benefits and perquisites provided to our named executive officers to ensure that our programs align with our overall principles of providing competitive compensation and benefits that maximize the interests of our stockholders. We provide executive officers with an individually-owned universal life insurance policy (the “Leadership Life Program”) available to all of our U.S.-based executives, an enhanced company-owned life insurance program (the “Executive Life Program”) and a limited number of perquisites intended to keep executive officers healthy and focused on company business with minimal distraction. The perquisites provided to named executive officers are the opportunity to receive financial planning services and annual physical examinations.

We also provide certain benefits in the event of death, total disability or sale of a business unit to a successor employer. Amounts payable to continuing named executive officers in those limited circumstances are described in more detail in the Executive Compensation—Potential Payments upon Termination or Change of Control section below.

Compensation Structure for Mr. McInerney upon Appointment as our CEO

Mr. McInerney was appointed as our CEO effective as of January 1, 2013. The Compensation Committee considered the competitiveness of the total compensation structure for Mr. McInerney, and sought to align his interests with rebuilding long-term stockholder value. As such, Mr. McInerney received an annual base salary of $1,000,000, and has the ability to earn an annual performance-based cash incentive award at a target of 200% of his base salary. Further, Mr. McInerney was granted 1,200,000 SARs (with a base price, or exercise price, of $7.90 per SAR) and 100,000 RSUs at the time he commenced employment with the company. The initial awards of SARs and RSUs were intended to provide incentive and retention value for a three-year period. The SARs vested fully on the third anniversary of the grant date, and included an opportunity for accelerated vesting on or after the one-year anniversary of the grant date, based on the closing price of the company’s common stock exceeding certain specified amounts ($12.00, $16.00 and $20.00, respectively) for 45 consecutive trading days. As such, all of the initial grants of SARs awarded to Mr. McInerney have become vested and exercisable as of January 1, 2016, but none of the SARs have been exercised and thus no value has been realized to date. The RSUs vested in one-third tranches on each of the first three anniversaries of the grant date, and as of January 1, 2016, all of the net after-tax shares received from the vesting of the initial grant of RSUs have been retained by Mr. McInerney.

Compensation Paid to Mr. Klein in 2015

Mr. Klein resigned from his position as CFO effective October 15, 2015, and terminated from the company effective October 30, 2015. Mr. Klein’s base salary did not change in 2015, and prior to his departure the Compensation Committee had approved annual long-term equity awards with approximately $1,950,000 in planned compensation value, consisting of 230,000 SARs, 70,000 RSUs and 95,000 PSUs (at target performance levels). At the time of his termination from the company, Mr. Klein forfeited all unvested awards of SARs, RSUs and PSUs, including all awards of SARs, RSUs and PSUs made to him in 2015, and all vested SARs expired with no value 90 days following his termination. Therefore the equity awards granted in 2013 through 2015, which are shown as compensation under the 2015 Summary Compensation Table did not yield any value as a result of their forfeiture. Additionally, Mr. Klein forfeited his 2015 annual incentive award opportunity and any unvested company contributions made pursuant to our retirement benefit plans. As a result, Mr. Klein’s compensation actually realized from the company for 2015 included only his base salary through October 30, 2015, contributions related to certain benefit plans (including matching contributions to the 401(k) Savings Feature of our Retirement and Savings Plan, life insurance premiums and financial counseling services), and payout of accrued and unused paid time off.

Other Key Compensation and Governance Policies

In addition to our compensation programs described above, the company maintains the following policies and practices intended to strengthen the overall long-term stockholder alignment and governance of our compensation programs.

Executive Officer Stock Ownership Guidelines, Retention Ratio and Net Hold Policy

The company maintains stock ownership guidelines for the amount of common stock that must be held by the company’s executive officers. The stock ownership guidelines, which were most recently updated effective February 17, 2016, specify the value of company stock, as a multiple of the executive officer’s base salary, which must be held by each executive officer.

Position	Multiple
CEO	7x Salary
CFO, CIO and COO	3x Salary
Other Executive Vice Presidents and Senior Vice Presidents	2x Salary

The ownership multiple is used to calculate a target number of shares for each designated executive officer as of January 1 of each year (or, in the case of a newly-designated executive officer, as of the date such executive officer first becomes subject to the ownership guidelines). The target number of shares is individually determined by multiplying the executive officer’s then-current annual base salary by the applicable multiple, and dividing the result by the average closing price of the company’s common stock during the 60 trading days immediately preceding the measurement date.

Compliance with the stock ownership requirements is also measured as of January 1 of each year. In the event that an executive officer has not reached the required level of stock ownership as of any measurement date, the executive officer will be subject to a 50% retention ratio that requires the executive officer to retain (and not sell or transfer) at least 50% of the after-tax “profit” shares resulting from the grant or exercise of all company equity incentive awards until the next measurement date. Decreases in overall stock price between measurement dates, therefore, will cause an increase in the number of shares that must be held in order to meet the ownership guideline.

In order to meet this stock ownership requirement, an executive officer may count (i) all shares of common stock owned by the executive officer, including common stock held in the company’s Retirement and Savings Plan, (ii) any outstanding RSUs, but excluding any unvested RSUs that vest based on achievement of performance goals (such as PSUs), and (iii) a number of shares representing the aggregate “spread value” of vested and in-the-money stock options and SARs (with such number being calculated as of January 1 of each year on a pre-tax basis, based on the 60 trading day average closing price of the company’s common stock on such date). Decreases in overall stock price between measurement dates, therefore, reduced the number of shares deemed to be owned relative to the goal and the resulting reduced ownership levels do not necessarily represent a disposition of shares between measurement dates. Furthermore, none of our named executive officers sold shares in 2015.

As a result of our measurement approach, the ownership requirements increased significantly from 2015 to 2016 due to the reduction in our stock price, and the number of shares deemed to be held by Mr. McInerney and Mr. Schneider decreased over the same period due to significant reductions in the “spread value” of vested and in-the-money stock options and SARs. The following table shows the number of shares of common stock considered to be held, and the applicable stock ownership requirements, for each of the continuing named executive officers as of January 1, 2015 and January 1, 2016:

Named Executive Officer	Stock Ownership Requirement as of January 1, 2015, based on $10.32 stock price average (#)	Number of Shares Deemed Held as of January 1, 2015, based on $10.32 stock price average (#)	Current January 1, 2016 Stock Requirement as of 1/1/16, based on $4.61 stock price average (#)	Number of Shares Deemed Held as of January 1, 2016, based on $4.61 stock price average (#)	Stock Held as a % of Guidelines as of January 1, 2016	Subject to 50% Net Share Retention Ratio For Duration of 2016?
Mr. McInerney	678,448	286,202	1,517,944	177,295	12%	Yes
Ms. Groh	*	*	325,274	55,325	17%	Yes
Mr. Schneider	188,996	240,017	422,856	154,536	37%	Yes
Mr. Laming	92,075	158,918	206,007	172,823	84%	Yes
Mr. Sheehan	174,458	129,053	390,329	211,818	54%	Yes

*	Not subject to guidelines until promotion to CFO on October, 15, 2015

Additionally, in order to minimize any possible appearance of an incentive for executive officers to seek to cause short-term increases in the price of Genworth shares in order to exercise stock options or SARs and sell the stock for unwarranted personal gains, the Compensation Committee requires executive officers to hold for at least nine months the shares of Genworth stock that they receive by exercising stock options or SARs (net of any shares applied for a cashless exercise or to pay applicable taxes). This requirement applies to all of our continuing named executive officers.

Anti-Hedging and Anti-Pledging Policies

The company maintains anti-hedging and anti-pledging policies covering executive officers and prohibiting certain transactions in Genworth securities. For more information on these policies, see the Board of Directors and Committees—Anti-Hedging and Anti-Pledging Policies for Directors and Executive Officers section above.

Clawback Policy

The company maintains a clawback policy under which the company will seek to recover, at the discretion and direction of the Compensation Committee, and after it has considered the costs and benefits of doing so, incentive compensation earned by, awarded or paid to a covered officer for performance periods beginning after January 1, 2011, if the result of a performance measure upon which the award was based or paid is subsequently restated or otherwise adjusted in a manner that would reduce the size of the award or payment (other than a restatement or adjustment due to a change in applicable accounting principles, rules or interpretations). In addition, if a covered officer engaged in fraud or intentional misconduct that contributed to award or payment of incentive compensation to him or her that is greater than would have been paid or awarded in the absence of the misconduct, the company may take other remedial and recovery actions, as determined by the Compensation Committee.

Tax and Accounting Considerations

We consider accounting and tax implications when designing our executive compensation and incentive programs. For example, it is our intent to maximize the deductibility of executive compensation while retaining flexibility to compensate executive officers in a manner commensurate with performance and the competitive landscape for executive talent. In particular, 2015 annual cash incentives for our named executive officers were granted pursuant to the 2012 Genworth Financial, Inc. Omnibus Incentive Plan. Using an “umbrella approach,” we annually establish objective performance goals solely for the purpose of ensuring that such awards qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (the “Code”), and therefore will be fully deductible by the company. These performance goals are used to establish maximum possible annual incentives payable to each of the named executive officers, which we refer to as the “Section 162(m) maximum awards.” Separately, the Compensation Committee employs negative discretion to reduce the Section 162(m) maximum awards, as it deems appropriate, based on the Compensation Committee’s evaluation of corporate, operational and individual performance. Other than base salaries or the grant of RSUs made to newly hired executives, we have structured the main elements of our 2015 regular annual compensation programs for named executive officers, including annual incentives and annual long-term equity grants, to each qualify as performance-based compensation that is fully deductible by the company.

As an example of our consideration of accounting impact, we noted that the Black-Scholes expense for stock options and SARs for the company has been significantly impacted by the company’s historical stock price volatility, resulting in significantly higher than normal expenses for such awards. This led us to make grants of Capped SARs beginning in 2011, in lieu of traditional non-qualified stock options or SARs, in order to achieve reduced compensation expense.

EXECUTIVE COMPENSATION

The following table provides information relating to compensation earned by or paid to our named executive officers in all capacities:

2015 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(5)		Option Awards ($)(8)		Non-equity Incentive Plan Compensation ($)(9)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(10)	All Other Compensation ($)(11)	Total ($)
Thomas J. McInerney President and Chief Executive Officer	2015 2014 2013	1,035,141 996,803 973,799	— — —		775,000 1,142,250 790,000	(6)	— — 7,056,600	(6)	1,200,000 — 3,000,000	— — —	175,372 557,312 165,665	3,185,513 2,696,365 11,986,064
Kelly L Groh Executive Vice President and Chief Financial Officer(1)	2015	435,909	—		114,759		—		425,000	133,837	89,946	1,199,451
Kevin D. Schneider Executive Vice President and Chief Operating Officer	2015 2014 2013	672,842 636,520 586,580	— 1,000,000 —	(3)	1,452,950 593,970 —		922,200 459,000 531,050		1,200,000 1,150,000 1,125,000	497,969 747,176 291,796	159,292 153,202 117,385	4,905,253 4,739,868 2,651,811
Michael S. Laming Executive Vice President—Human Resources	2015	491,692	—		628,400		400,200		475,000	133,442	173,822	2,302,556
Daniel J. Sheehan IV Executive Vice President—Chief Investment Officer	2015 2014 2013	621,085 582,746 514,503	— 600,000(3) —		1,780,950 395,980 —		957,000 306,000 333,450		1,300,000 950,000 975,000	476,280 587,647 150,464	116,711 116,005 69,743	5,252,026 3,538,378 2,043,160
Martin P. Klein Former Executive Vice President and Chief Financial Officer(2)	2015 2014 2013	574,797 642,171 608,443	— 1,000,000(3) 200,000(4)		1,295,550 517,820 —	(7) (7)	800,400 397,800 531,050	(7) (7) (7)	— 250,000 1,150,000	— — —	40,914 267,587 208,631	2,711,661 3,075,378 2,698,124

(1)	On October 15, 2015, Ms. Groh was appointed Executive Vice President and CFO.
(2)	Mr. Klein resigned his position effective October 15, 2015, and left the company effective October 30, 2015.
(3)	Reflects payment of a cash retention incentive originally awarded in 2012.
(4)	Reflects the second of two equal installments of a deferred hiring bonus granted upon Mr. Klein’s hire in 2011.
(5)

Reflects the aggregate grant date fair value of RSUs and PSUs awarded during the period, determined in accordance with FASB ASC Topic 718. Grant date fair value for the RSUs is based on the grant date fair value of the underlying shares. Grant date fair value for the PSUs is based on the grant date fair value of the underlying shares at target performance and the probable outcome of performance-based conditions at the time of grant, excluding the effect of estimated forfeitures. The 2015 value for each named executive officer, with the exception of Ms. Groh, includes the grant date fair value of PSUs granted, and for all named executive officers, with the exception of Mr. McInerney, also includes the grant date fair value of RSUs awarded. Assuming achievement of the PSU performance conditions at the highest level (rather than at target level), the aggregate grant date fair value of awards reflected in this column would be higher by the following amounts: Mr. McInerney, $775,000; Ms. Groh, $0; Mr. Schneider, $813,750; Mr. Laming, $348,750; Mr. Sheehan, $542,500; and Mr. Klein, $736,250.

(6)	Upon his hire in 2013, Mr. McInerney was granted equity awards intended to provide incentive and retention value for a three-year period. These equity awards included 1,200,000 SARs and 100,000 RSUs.
(7)

Mr. Klein forfeited all unvested stock and option awards granted to him in 2013 through 2015 as a result of his termination from the company. All unvested SARs were cancelled immediately upon his termination, and all vested SARs expired with no value 90 days following his termination, and he therefore received no value from any of these awards.

(8)

Reflects the aggregate grant date fair value of SARs, determined in accordance with FASB ASC Topic 718, using the Black-Scholes option pricing model or, in the case of SARs granted to Mr. McInerney in 2013, a Monte-Carlo simulation. The assumptions used in determining the grant date fair values of the SARs are set forth in the notes to our consolidated financial statements, which are included in our 2015 Annual Report on Form 10-K filed with the SEC. The actual value, if any, that a named executive officer may realize upon the exercise of SARs will depend on the excess of the stock price over the base price on the date of exercise (with the excess capped at a maximum stock price of $75.00), so there is no assurance that the value realized by a named executive officer will be at or near the value reflected in this table.

(9)	Reflects the value of cash incentives paid pursuant to our annual incentive program as described in the Compensation Discussion and Analysis section above.
(10)

Reflects the annual change in actuarial present values of the eligible named executive officer’s accumulated benefits under the SERP. The SERP was closed to new participants effective January 1, 2010. A description of the SERP precedes the 2015 Pension Benefits Table below.

(11)	See the 2015 All Other Compensation—Details table below:

2015 All Other Compensation—Details

Name	Company Contributions to the Retirement Plans ($)(a)	Life Insurance Premiums ($)(b)	Executive Physical ($)	Financial Counseling ($)	Company Car ($)(c)	Total ($)
Mr. McInerney	135,941	16,866	3,000	19,565	—	175,372
Ms. Groh	51,405	6,950	3,000	12,825	15,766	89,946
Mr. Schneider	122,621	14,106	3,000	19,565	—	159,292
Mr. Laming	59,802	96,285	3,000	14,735	—	173,822
Mr. Sheehan	107,515	9,196	—	—	—	116,711
Mr. Klein	15,900	8,772	—	16,242	—	40,914

(a)

Reflects contributions made on behalf of the named executive officers for each of the following programs: (i) company matching contributions made in 2015 to the 401(k) Savings Feature of the Retirement and Savings Plan; (ii) company contributions made in 2016 to the Retirement Account Feature of the Retirement and Savings Plan, which are based on 2015 earnings; and (iii) company contributions made in 2016 to the Restoration Plan, which are based on 2015 earnings. For Mr. McInerney, it also includes a qualified non-elective contribution to the 401(k) Savings Feature as part of a formal correction process to the Retirement and Savings Plan generally related to the company’s failure to properly withhold for the 401(k) catch up contribution.

(b)

Represents premium payments made in 2015 for the following programs: (i) Leadership Life Program, an individually owned universal life insurance policy provided to all of our executives; and (ii) Executive Life Program, a $1 million company-owned life insurance policy for which the participating named executive officers may identify a beneficiary for payment by us in the event of his or her death. Premiums for the Leadership Life Program are graded through age 59, with escalation in particular between age 50 and 59, and level thereafter.

(c)	The company does not offer a company car benefit to executive officers. Ms. Groh’s lease terminated in 2015 and was not renewed.

Grants of Plan-Based Awards

The table below provides information on the following plan-based awards that were made in 2015:

•

Annual Incentive. Annual incentive opportunities awarded to our named executive officers are earned based on company performance measured against one-year financial and operating objectives, together with a qualitative assessment of performance, including individual performance objectives. Additional information regarding the design of the annual incentive program and 2015 awards are included in the Compensation Discussion and Analysis section above. Annual incentives are identified as “AI” in the “Award Type” column of the following table.

•

Stock Appreciation Rights. Each SAR represents the right to receive an amount payable in shares of our common stock, equal to the excess, if any, of the fair market value of one share of common stock on the date of exercise (with the maximum stock price appreciation capped at $75.00) over the base price of the SAR. The SARs were granted with a base price equal to the fair market value of our common stock on the date of grant. Additional information regarding SARs is included in the Compensation Discussion and Analysis section above.

•

Restricted Stock Units. Each RSU represents a contingent right to receive one share of our common stock in the future. If the company pays dividends on its common stock, dividend equivalents accrue with respect to the RSUs and are paid in cash at the time that the corresponding RSUs vest. Additional information regarding RSUs is included in the Compensation Discussion and Analysis section above.

•

Performance Stock Units. PSUs consist of performance-vesting stock units that may convert to shares following the end of the performance period based on achievement of certain pre-established performance goals. PSUs are granted with respect to a target number of shares, will be forfeited if performance falls below a designated threshold level of performance, and may be earned up to 200% of the target number of shares for exceeding a designated maximum level of performance. Additional information regarding PSUs is included in the Compensation Discussion and Analysis section above.

2015 Grants of Plan-Based Awards Table

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)				Estimated Future Payouts Under Equity Incentive Plan Awards ($)(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold	Target	Max		Threshold	Target	Max
Mr. McInerney	AI		—	2,000,000	4,000,000
	PSU	4/3/2015					50,000	100,000	200,000				775,000(5)
Ms. Groh	AI		—	289,162(1)	578,324	(1)
	RSU	3/20/2015								15,550			114,759(5)
Mr. Schneider	AI		—	975,000	1,950,000
	SAR	2/20/2015									265,000	7.99	922,200(6)
	RSU	2/20/2015								80,000			639,200(5)
	PSU	4/3/2015					52,500	105,000	210,000				813,750(5)
Mr. Laming	AI		—	475,000	950,000
	SAR	2/20/2015									115,000	7.99	400,200(6)
	RSU	2/20/2015								35,000			279,650(5)
	PSU	4/3/2015					22,500	45,000	90,000				348,750(5)
Mr. Sheehan	AI		—	1,050,000	2,100,000
	SAR	2/20/2015									275,000	7.99	957,000(6)
	RSU	2/20/2015								155,000			1,238,450(5)
	PSU	4/3/2015					35,000	70,000	140,000				542,500(5)
Mr. Klein	AI		—	812,500	1,625,000
	SAR	2/20/2015									230,000	7.99	800,400(6)
	RSU	2/20/2015								70,000			559,300(5)
	PSU	4/3/2015					47,500	95,000	190,000				736,250(5)

(1)

Ms. Groh’s 2015 target annual incentive was determined proportionately based on the different base salary amounts and target annual incentive percentages in effect prior to and following her appointment as CFO on October 15, 2015. For more information, please see the Compensation Discussion and Analysis section above.

(2)

The 2015-2017 PSUs may be earned and become vested based on our level of achievement of certain pre-established performance goals over the performance period ending on December 31, 2017. Mr. Klein’s PSUs were forfeited upon his termination from the company.

(3)

The RSUs granted to Ms. Groh are scheduled to vest 50% on the third anniversary of the grant date and 50% on the fourth anniversary of the grant date. The RSUs granted to all other named executive officers are scheduled to vest one-third per year beginning on the first anniversary of the grant date. Mr. Klein’s RSUs were forfeited upon his termination from the company.

(4)	The SARs vest one-third per year beginning on the first anniversary of the grant date. Mr. Klein’s SARs were forfeited upon his termination from the company.
(5)

Reflects the aggregate grant date fair value of the award determined in accordance with FASB ASC Topic 718. Grant date fair value for the RSUs is based on the grant date fair value of the underlying shares. Grant date fair value for the PSUs is based on the grant date fair value of the underlying shares and the probable outcome of performance-based conditions at the time of grant, excluding the effect of estimated forfeitures.

(6)

Grant date fair value for SARs is based on the Black-Scholes option-pricing model for use in valuing executive stock options. The actual value, if any, that a named executive officer may realize upon exercise of SARs will depend on the excess of the stock price (with the stock price maximum appreciation capped at $75.00) over the base value on the date of exercise, so there is no assurance that the value realized by a named executive officer will be at or near the value estimated by the Black-Scholes option-pricing model. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to our consolidated financial statements, which are included in our 2015 Annual Report on Form 10-K filed with the SEC on February 26, 2016.

Outstanding Equity Awards at 2015 Fiscal Year-End Table

The table below provides information with respect to stock options, SARs, RSUs and PSUs outstanding on December 31, 2015:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(12)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(12)
Mr. McInerney	800,000	400,000	(1)	7.90	01/02/2023	33,333	(5)	124,332	37,500	(13)	139,875
									50,000	(14)	186,500
Ms. Groh	1,700	—		7.80	08/09/2016	1,666	(6)	6,214	2,125	(13)	7,927
	2,150	—		7.80	07/31/2017	5,774	(7)	21,537
	4,500	—		7.80	02/13/2018	3,187	(8)	11,888
	39,000	—		14.18	02/10/2020	7,500	(9)	27,975
	24,000	—		12.75	02/09/2021	15,550	(10)	58,002
	22,500	7,500	(2)	8.88	02/14/2022
	13,000	13,000	(3)	9.06	02/15/2023
	3,663	10,987	(4)	15.23	02/20/2024
Mr. Schneider	5,100	—		7.80	08/09/2016	80,000	(8)	298,400	19,500	(13)	72,735
	6,300	—		7.80	07/31/2017				52,500	(14)	195,825
	8,400	—		7.80	02/13/2018
	45,000	—		16.31	08/01/2018
	100,000	—		7.80	08/19/2019
	85,000	—		14.18	02/10/2020
	85,000	—		12.75	02/09/2021
	114,000	38,000	(2)	8.88	02/14/2022
	100,000	—		5.13	06/01/2022
	200,000	—		5.96	10/31/2022
	107,500	107,500	(3)	9.06	02/15/2023
	37,500	112,500	(4)	15.23	02/20/2024
	—	265,000	(4)	7.99	02/20/2025
Mr. Laming	8,633	—		7.80	08/09/2016	5,869	(11)	21,891	8,000	(13)	29,840
	8,866	—		7.80	07/31/2017	35,000	(8)	130,550	22,500	(14)	83,925
	12,833	—		7.80	02/13/2018
	49,500	—		2.46	02/12/2019
	50,000	—		14.18	02/10/2020
	50,000	—		12.75	02/09/2021
	58,500	19,500(2)		8.88	02/14/2022
	80,000	—		5.96	10/31/2022
	47,500	47,500	(3)	9.06	02/15/2023
	16,000	48,000	(4)	15.23	02/20/2024
	—	115,000	(4)	7.99	02/20/2025
Mr. Sheehan	3,100	—		7.80	08/09/2016	1,800	(6)	6,714	13,000	(13)	48,490
	3,700	—		7.80	07/31/2017	155,000	(8)	578,150	35,000	(14)	130,550
	7,400	—		7.80	02/03/2018
	18,000	—		7.80	08/19/2019
	40,000	—		14.18	02/10/2020
	24,000	—		12.75	02/09/2021
	24,300	8,100	(2)	8.88	02/14/2022
	120,000	—		5.96	10/31/2022
	67,500	67,500	(3)	9.06	02/15/2023
	25,000	75,000	(4)	15.23	02/20/2024
	—	275,000	(4)	7.99	02/20/2025

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(12)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(12)
Mr. Klein(15)	75,000	—	12.52	01/28/2016
	118,500	—	8.88	01/28/2016
	125,000	—	5.13	01/28/2016
	200,000	—	5.96	01/28/2016
	107,500	—	9.06	01/28/2016
	32,500	—	15.23	01/28/2016

(1)

SARs vested 100% on the third anniversary of the grant date, 1/2/2016, with an opportunity for accelerated vesting on or after the one-year anniversary of the grant date, based on the closing price of the company’s common stock exceeding certain specified amounts ($12.00, $16.00 and $20.00, respectively) for 45 consecutive trading days. The first one-third of Mr. McInerney’s SARs vested on 1/2/2014, and the second one-third vested on 6/19/2014, based on the company’s stock price exceeding $12.00 and $16.00, respectively, for the requisite time periods.

(2)	Remaining SARs vested 100% on 2/14/2016.
(3)	Remaining SARs vest 50% on 2/15/2016 and 2/15/2017.
(4)	Remaining SARs vest one-third on 2/20/2016, 2/20/2017 and 2/20/2018.
(5)	Remaining RSUs vested 100% on 1/2/2016.
(6)	Remaining RSUs vested 100% on 2/14/2016.
(7)	Remaining RSUs vest 50% on 2/15/2016 and 2/15/2017.
(8)	Remaining RSUs vest one-third on 2/20/2016, 2/20/2017 and 2/20/2018.
(9)	Remaining RSUs vest one-third on 11/3/2016, 11/3/2017 and 11/3/2018.
(10)	RSUs vest 50% on 3/20/2018 and 3/20/2019.
(11)	RSUs vest 100% upon retirement after age 60 with at least five years of service.
(12)	Market value is calculated based on the closing price of our common stock on December 31, 2015 of $3.73 per share.
(13)

2014-2016 PSUs may be earned and become vested based on our level of achievement of certain pre-established performance goals over the performance period ending on December 31, 2016. Amounts reported here reflect threshold levels of achievement of the performance goals pursuant to applicable reporting requirements. For more information regarding PSUs, see the Compensation Discussion and Analysis section above. Based on current progress toward goals, we do not expect that the 2014-2016 PSUs will be earned and become vested following the performance period.

(14)

2015-2017 PSUs may be earned and become vested based on our level of achievement of certain pre-established performance goals over the performance period ending on December 31, 2017. Amounts reported here reflect threshold levels of achievement of the performance goals pursuant to applicable reporting requirements. For more information regarding the 2015-2017 PSUs, see the 2015 Grants of Plan Based Awards Table and the Compensation Discussion and Analysis section above. Based on 2015 year-end performance against the goal, this award is trending significantly below threshold levels of performance.

(15)

All of Mr. Klein’s unvested equity awards were immediately cancelled in connection with his termination from the company effective October 30, 2015. Vested SARs remained outstanding and exercisable for 90 days post-termination, which is reflected in the “Option Expiration Date” column.

2015 Options Exercised and Stock Vested Table

The table below provides information regarding stock awards (RSUs) that vested during 2015. Net shares received by each named executive officer upon exercise or vesting of equity awards, after shares are withheld for taxes, are subject to the stock ownership guidelines and a 50% retention ratio, as well as the nine-month holding period policy with respect to exercises of stock options and SARs, each as described in the Compensation Discussion and Analysis section above. No named executive officers exercised options or SARs in 2015.

	Option Awards		Stock Awards
Name	Number of Shares Underlying Options/ SARs Exercised (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Mr. McInerney	—	—	33,333	282,331
Ms. Groh	—	—	11,951	89,665
Mr. Schneider	—	—	—	—
Mr. Laming	—	—	—	—
Mr. Sheehan	—	—	14,799	117,088
Mr. Klein	—	—	40,833	328,014

(1)	Reflects the gross number of shares received upon the vesting of RSUs. Based on the tax withholding payment election, a portion of the shares reflected above may have been withheld to cover taxes due.
(2)	Reflects the fair market value of the underlying shares as of the vesting date.

Pension Benefits

The SERP is a non-qualified, defined benefit plan maintained to provide eligible executives with additional retirement benefits. The SERP was closed to new participants effective January 1, 2010; therefore, Mr. McInerney and Mr. Klein were not eligible for the SERP when they joined the company. The annual SERP benefit is a life annuity equal to a fixed percentage multiplied by the participant’s years of benefit service, and the participant’s average annual compensation (based on the highest consecutive 36-month period within the last 120-month period prior to separation from service) with the result not to exceed 40% of the participant’s average annual compensation. Benefit service is defined as service since the plan’s inception date (September 27, 2005) or date of SERP participation, whichever is later. The SERP benefit is then reduced by the value of the participant’s account balance under the Retirement Account Feature of our Retirement and Savings Plan as converted to an annual annuity. Compensation for SERP purposes generally includes only base salary and annual cash incentive (each whether or not deferred).

The annual SERP benefit is calculated as described below:

SERP Benefit	=	(1.45% x Average Annual Compensation X Service as Eligible Participant (through 12/31/2010))	+	(1.1% x Average Annual Compensation X Service as Eligible Participant (after 1/1/2011))	–	Annuitized value of the company’s qualified plan: Retirement Account Feature

Currently, each participant becomes 100% vested in his or her SERP benefit upon the participant’s attainment of age 60 with five years of vesting service or upon termination of employment under certain circumstances, as described in the Potential Payments upon Termination or Change of Control section below. If a participant resigns before vesting, then his or her SERP benefit will be forfeited. Benefit payments under the SERP will begin following a participant’s qualifying separation from service, but not earlier than age 60. The SERP has no provisions for acceleration of payout before age 60. There are also no provisions for the granting of extra years of service.

Material assumptions used to calculate the present value of the accumulated benefit are as follows:

•	The accumulated benefit represents the current accrued benefit first available at age 60 utilizing actual service and compensation as of December 31, 2015;

•	Interest rate of 4.46%;

•	Mortality prescribed in Section 417(e) of the Code for lump sum payments from qualified plans;

•	Form of payment actuarially equivalent to a five-year certain and life benefit; and

•	Payments are guaranteed for the life of the participant.

On November 13, 2015, the SERP was amended to freeze all benefit accruals as of December 31, 2020. In addition, the SERP was amended to provide that existing participants would be offered an opportunity to make an irrevocable, one-time election before the end of 2015 to freeze their SERP benefit accruals early, effective December 31, 2015, and begin receiving restoration benefits under the Restoration Plan as of January 1, 2016 (Ms. Groh made this election; Messrs. Schneider, Laming and Sheehan did not).

The November 13, 2015 SERP amendment also provided for a future alternative vesting schedule. As amended, participants in the SERP will partially vest with regard to their benefit when they reach age 55 and have earned five years of “future service” (i.e. service occurring after December 31, 2015). Once a SERP participant has earned five years of “future service” and has reached at least age 55, the participant will become partially vested based on a scale ranging from 50% at age 55 and increasing by 10% each year until the participant reaches full vesting at age 60. This change could result in the potential for earlier partial vesting for Ms. Groh, Mr. Schneider, and Mr. Sheehan if they complete the required years of “future service.” Mr. Laming is currently vested in his SERP benefit.

The table below reflects the present value of the accrued benefit as of December 31, 2015.

2015 Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mr. McInerney	*	—	—	—
Ms. Groh	SERP	10.33	583,825	—
Mr. Schneider	SERP	10.33	2,295,445	—
Mr. Laming	SERP	10.33	1,287,035	—
Mr. Sheehan	SERP	10.33	1,755,035	—
Mr. Klein	*	—	—	—

*	The SERP was closed to new participants effective January 1, 2010; therefore, Mr. McInerney and Mr. Klein were not eligible for the SERP when they joined the company.

Non-Qualified Deferred Compensation

The company maintains the Restoration Plan, a non-qualified defined contribution plan, which provides eligible executives, including our named executive officers, with benefits generally equal to any matching contributions that they are precluded from receiving under the 401(k) Savings Feature of our Retirement and Savings Plan as a result of restrictions under the Code (the “Restoration 401(k) Savings Feature”). For 2015, we provided a contribution credit equal to 6% of the participant’s eligible pay (base salary and annual cash incentive paid) in excess of the annual compensation limit in Section 401(a)(17) of the Code ($265,000 in 2015).

Since January 1, 2010, newly hired or promoted executive officers who were not already participants in the SERP have been eligible for up to two additional types of contributions within the Restoration Plan. For those eligible executive officers, the Restoration Plan provides supplemental benefits equal to the amount of contributions that executives are precluded from receiving under the Retirement Account Feature of our qualified Retirement and Savings Plan (the “Restoration Retirement Account Feature”). In addition, such executive officers are eligible for an additional 3% contribution credit on all eligible pay (the “Supplemental Contribution”). Mr. McInerney was the only continuing named executive officer eligible for these two separate contributions provided under the Restoration Plan in 2015.

The Restoration Plan was amended on November 13, 2015. This amendment modified the amount of the Restoration 401(k) Savings Feature contributions from 6% to 5% effective January 1, 2017. This modification is consistent with plan changes to the company’s matching and non-matching contributions under the qualified Retirement and Savings Plan being implemented at the same time. The Supplemental Contribution was closed to new participants after December 31, 2015, and is also being eliminated effective December 31, 2020. In addition, the November 13, 2015 amendments provided that current participants in the SERP will become eligible to receive Restoration Retirement Account Feature contributions effective as of the day their respective benefit accruals under the SERP become frozen, either January 1, 2016 if they elect to freeze benefit accruals early (as Ms. Groh did), or January 1, 2021 otherwise (applicable to Messrs. Schneider, Laming and Sheehan).

From the Restoration Plan’s inception in September 2005 until December 2010, all participant accounts were tracked against a balanced fund under the Retirement and Savings Plan. Since January 1, 2011, eligible executives, including our continuing named executive officers, have had the opportunity to request that their Restoration Plan contribution credits (balances) be invested in or track a diverse array of generally available mutual fund investment options.

Currently, each participant will become 100% vested in his or her Restoration 401(k) Savings Feature and Restoration Retirement Account Feature balances upon attainment of age 60 and in any Supplemental Contribution balance upon attainment of age 60 with five years of service, or earlier upon termination of employment under certain circumstances described in the Potential Payments upon Termination or Change of Control section below. If a participant resigns before age 60, his or her Restoration Plan balances will be forfeited. Benefit payments under the Restoration Plan will begin following a participant’s qualifying separation from service but not earlier than age 60. The Restoration Plan has no provisions for acceleration of payout before age 60. There are also no provisions for the granting of extra years of service.

The November 13, 2015 amendments also modified the Restoration Plan’s future vesting schedule. As amended, the Restoration Plan will permit participants to become vested as of the earlier of reaching age 60 or attaining three years of “future service” (i.e., service occurring after December 31, 2015) with respect to the Restoration 401(k) Savings Feature and Restoration Retirement Account Feature account balances. This change could result in potential earlier vesting for all continuing named executive officers with the exception of Mr. Laming who is already vested, assuming they complete the required years of “future service.” Vesting in the Supplemental Contribution did not change and remains at age 60 plus five years of service.

The company also offered a voluntary Deferred Compensation Plan that provided participants with the ability to annually defer receipt of a portion of their base salary and/or annual incentive award in order to save and accumulate additional retirement funds on a before-tax basis. Earnings (and losses) were credited to executive accounts based on participant choices between 10 generally available mutual fund investment options. A participant could defer between 10% and 75% of his or her salary and between 25% and 85% of his or her annual incentive award and could elect to have such deferred amount, plus any earnings (or losses) thereon, paid upon the participant’s termination of employment (in a lump sum or over up to 10 annual installments), or elect to receive an in-service lump sum payment upon a specific date. Participants were always 100% vested in their Deferred Compensation Plan accounts. As of December 31, 2015, Ms. Groh was the only named executive officer who had a balance in the Deferred Compensation Plan. Effective for plan years beginning January 1, 2016, the company has suspended future contributions to the plan.

2015 Non-Qualified Deferred Compensation Table

Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Mr. McInerney	Restoration	—	108,068	(8,577)	—	703,612
Ms. Groh	Restoration	—	22,255	(370)	—	146,178
	Deferred Compensation	—	—	(4,013)	—	125,138
Mr. Schneider	Restoration	—	93,471	(1,412)	—	473,438
Mr. Laming	Restoration	—	28,002	(770)	—	308,597
Mr. Sheehan	Restoration	—	78,365	(1,222)	—	405,096
Mr. Klein(3)	Restoration	—	—	—	—	—

(1)

Reflects company contributions to the Restoration Plan made in 2016, which are based on 2015 earnings. The contributions are reported as compensation for 2015 in the “All Other Compensation” column of the 2015 Summary Compensation Table.

(2)

Aggregate balances reported as of December 31, 2015 for the named executive officers include amounts that were reported in the Summary Compensation Tables for 2015 and years prior. For the Restoration Plan, the amount of compensation reported in the Summary Compensation Tables for 2015 and years prior is $702,746 for Mr. McInerney, $22,255 for Ms. Groh, $332,284 for Mr. Schneider, $28,002 for Mr. Laming and $197,000 for Mr. Sheehan.

(3)	Upon Mr. Klein’s resignation, all nonqualified deferred compensation benefits were forfeited.

Potential Payments upon Termination or Change of Control

The following tables and narrative disclosure summarize the compensation and benefits payable to each of the continuing named executive officers in the event of a termination of employment under various circumstances, assuming that such termination was effective as of December 31, 2015. The compensation and benefits described and quantified below are in addition to the compensation and benefits that would already be earned or vested upon such continuing named executive officer’s termination, including accrued but unpaid salary, accrued and unused vacation pay, and payments and benefits accrued under our broad-based benefit programs, including any vested contributions we made under the 401(k) Savings and Retirement Account Features of our Retirement and Savings Plan. The tables and narrative disclosure do not include Mr. Klein, who resigned his position effective October 15, 2015, and left the company effective October 30, 2015. Upon his resignation, Mr. Klein forfeited any outstanding and unvested compensation and benefits, including his 2015 annual incentive award opportunity, all of his unvested equity awards, 2015 company contributions to the Retirement Account Feature of the Retirement and Savings Plan, and his Restoration Plan benefits. Mr. Klein did not receive any other payments or benefits from the company.

Involuntary Termination of Employment (Without a Change of Control)

In December 2014, the Compensation Committee approved the 2015 Severance Plan, which became effective as of January 1, 2015, in order to promote the retention of a select group of key employees, including our continuing named executive officers, by providing severance benefits in the event their employment is terminated under certain circumstances and to align with severance benefits commonly provided in our market for competing executive talent. The 2015 Severance Plan replaced the company’s prior severance plan, which expired by its terms on December 31, 2014.

In the event the employment of a continuing named executive officer is terminated without “cause” or by the executive for “good reason” (as such terms are defined in the 2015 Severance Plan), such continuing named executive officer would be entitled to receive the following severance benefits under the 2015 Severance Plan:

•

Severance payment. The continuing named executive officer would receive a lump sum cash severance payment, payable within 60 days of the date of termination in an amount equal to two times the sum of base salary and target annual incentive, in the case of Mr. McInerney, and one times base salary plus one times target annual incentive for the other continuing named executive officers.

•

Pro rata annual incentive award. The continuing named executive officer would receive a lump sum cash payment based on the annual incentive award that would have been payable with respect to the fiscal year in which the qualified termination occurs (determined at the end of such year based on actual performance results), prorated to the nearest half month to reflect the portion of the fiscal year that had elapsed prior to the date of termination.

•

Benefits payment. The continuing named executive officer would receive a lump sum cash payment, payable within 60 days of the date of termination, equal to the monthly cost to provide the group medical, dental, vision, and/or prescription drug plan benefits the employee had been receiving before the termination, multiplied by 12.

•

Partial vesting of time-based equity awards. Stock options, SARs, RSUs and other equity awards with time-based vesting restrictions held by the continuing named executive officer would become immediately vested as of the participant’s termination, but only with respect to a number of awards that otherwise would have become vested on the award’s next regularly scheduled vesting date based on continued employment (the remainder of such awards would be forfeited), and stock options and SARs would remain exercisable until the earlier of the first anniversary of the date of the qualified termination or the award’s regular expiration date.

•

Vesting of performance-based equity awards. Performance-based equity awards held by the continuing named executive officer for at least 12 months would remain outstanding and would be earned, if at all, based on actual performance through the end of the performance period, prorated to the nearest half-month to reflect the portion of the performance period year that had elapsed prior to the date of termination.

•

Retirement plan provisions. The continuing named executive officer would become fully vested in any funded or unfunded nonqualified pension, retirement or deferred compensation plans in which he or she participates, provided he or she has been employed by the company for at least five years.

To receive severance benefits under the 2015 Severance Plan, the executive would have to execute and deliver to us a general release of claims and agree to certain restrictive covenants, including a 12-month non-compete provision, 24-month restrictions on the solicitation of customers and employees, and restrictions on the use of confidential information.

The following table summarizes the payments and benefits that would have been payable to the continuing named executive officers under the 2015 Severance Plan and other retention incentives in the event of a termination without “cause” or by the executive for “good reason” on December 31, 2015.

	Mr. McInerney	Ms. Groh	Mr. Schneider	Mr. Laming	Mr. Sheehan
Cash Severance(1)	$6,000,000	$900,000	$1,625,000	$950,000	$1,650,000
Annual Incentive(2)	1,200,000	425,000	1,200,000	475,000	1,300,000
Retention Incentive(3)	—	1,200,000	2,000,000	—	2,000,000
Payments Related to Health Benefits(4)	6,961	21,052	21,343	21,052	21,052
SAR and Option Vesting(5)	—	—	—	—	—
RSU Vesting(6)	124,332	59,273	99,468	65,409	199,432
PSU Vesting(7)	—	—	—	—	—
SERP Vesting(8)	—	583,825	2,295,445	1,287,035	1,755,480
Restoration Plan Vesting(9)	—	146,178	473,438	308,597	405,096

Total	$7,331,293	$3,335,328	$7,714,694	$3,107,093	$7,331,060

(1)

Reflects a cash severance in the amount of two times the sum of base salary and target annual incentive in the case of Mr. McInerney, and one times base salary plus one times target annual incentive in the case of the other continuing named executive officers.

(2)	Reflects an annual incentive award based on actual performance results through the end of 2015.
(3)	Reflects cash-based retention incentive awards awarded in 2015. For more information regarding the retention incentive, please see the Compensation Discussion and Analysis above.
(4)	Represents a lump sum cash payment equal to the cost of 12 months of continued health coverage.
(5)

Reflects the aggregate value of stock options and SARs (based on the excess, if any, of the closing price of Genworth common stock on December 31, 2015 over the exercise price) that would immediately vest as of the executive’s termination (the awards for which vesting would accelerate are those awards that would have become vested on the award’s next regularly scheduled vesting date based on continued employment). Because the closing price of Genworth common stock on December 31, 2015 ($3.73) was less than the exercise price for all stock options and SARs that would become vested, no value for these awards is reflected in the table.

(6)

Reflects the aggregate value of RSUs (based on the closing price of Genworth common stock on December 31, 2015 of $3.73) that would immediately vest as of the executive’s termination (the awards for which vesting would accelerate are those awards that would have become vested on the award’s next regularly scheduled vesting date based on continued employment).

(7)

Reflects the aggregate value of 2014-2016 PSUs, that would remain outstanding following the executive’s termination, and could be earned, if at all, at the end of the performance period based on actual results, prorated to the nearest half-month to reflect the portion of the performance period year that had elapsed prior to the date of termination. Based on current progress toward goals, we do not expect that any of these PSUs will be earned and become vested following the performance period. Performance-based equity awards that have been held for less than one year at the time of termination are forfeited, and therefore the continuing named executive officers would have forfeited the 2015-2017 PSUs granted on April 3, 2015.
(8)	Reflects the present value of each participating named executive officer’s accumulated benefits under the SERP, as noted in the 2015 Pension Benefits Table, which would become fully vested.
(9)

Reflects the outstanding balance of the Restoration Plan as of December 31, 2015, including contributions made to the plan in 2016 for qualified earnings in 2015, as noted in the 2015 Non-Qualified Deferred Compensation Table, which would become fully vested, provided the executive officer has been employed by the company for at least five years. Mr. McInerney’s Restoration Plan balance would be forfeited until he meets this five-year service requirement.

Involuntary Termination Following a Change of Control

In December 2014, the Compensation Committee adopted a new 2014 Change of Control Plan (the “2014 Change of Control Plan”) in order to continue to provide severance benefits to a select group of key executives, including our continuing named executive officers, in the event that the executive’s employment is terminated without “cause” or by the executive for “good reason” following a change of control of the company. If an executive becomes eligible to receive benefits under the 2014 Change of Control Plan, he or she will not be eligible to receive benefits under the 2015 Severance Plan. The 2014 Change of Control Plan replaced and consolidated the company’s two prior change of control plans.

Pursuant to the 2014 Change of Control Plan, a continuing named executive officer would receive payments and benefits in the event of a termination of employment without “cause” or by the executive with “good reason” within two years following a change of control of the company (each a “Qualified Termination” as defined in the Change of Control Plan). In the event of a Qualified Termination, such continuing named executive officer would be eligible to receive the following severance benefits under the 2014 Change of Control Plan:

•

Severance payment. The continuing named executive officer would receive a lump sum cash severance payment in an amount equal to two and one-half times the sum of his or her base salary and target annual incentive, in the case of Mr. McInerney and two times the sum of his base salary and target annual incentive in the case of the other continuing named executive officers, payable within 60 days following termination.

•

Pro rata annual incentive award. The continuing named executive officer would receive a lump sum cash payment based on the annual incentive award that would have been payable with respect to the fiscal year in which the Qualified Termination occurs (determined based on actual pro rata performance, to the extent such performance can be reasonably established, or otherwise based on an assumed achievement of all relevant performance goals at “target”), prorated to the nearest half-month to reflect the portion of the fiscal year that had elapsed prior to the Qualified Termination, and payable within 60 days following termination.

•

Vesting of time-based equity awards. Stock options, SARs, RSUs and other stock awards with time-based vesting restrictions held by the continuing named executive officer would become immediately vested as of a Qualified Termination and would remain exercisable until the award’s regular expiration date.

•

Vesting of performance-based equity awards. Performance-based equity awards held by the continuing named executive officer would become vested and be deemed earned based on actual pro rata performance as of the date of a Qualified Termination, to the extent such performance can be reasonably established, or otherwise based on an assumed achievement of all relevant performance goals at “target,” prorated to the nearest half-month to reflect the portion of the performance period that had elapsed prior to the Qualified Termination, and payable within 60 days following termination.

•

Payment related to health and life insurance benefits. The continuing named executive officer would receive a lump sum cash payment, payable within 60 days of the date of termination, equal to the monthly cost to provide the group medical, dental, vision, and/or prescription drug plan benefits the employee had been receiving before the qualified termination, multiplied by 18, and he or she would continue to receive life insurance coverage for 18 months.

•

Retirement plan provisions. The continuing named executive officer would become fully vested in any funded or unfunded nonqualified pension, retirement or deferred compensation plans in which he or she participates.

The 2014 Change of Control Plan provides that in the event the participant would be subject to a 20% excise tax under Section 4999 of the Code (imposed on individuals who receive compensation in connection with a change of control that exceeds certain specified limits), the payments and benefits would be reduced to the maximum amount that does not trigger the excise tax, unless the executive would retain greater value (on an after-tax basis) by receiving all payments and benefits and paying all excise and income taxes.

The following table summarizes the payments and benefits that would have been payable to the continuing named executive officers under the 2014 Change of Control Plan and other retention incentives in the event of a Qualified Termination as of December 31, 2015:

	Mr. McInerney	Ms. Groh	Mr. Schneider	Mr. Laming	Mr. Sheehan
Cash Severance(1)	$7,500,000	$1,800,000	$3,250,000	$1,900,000	$3,300,000
Annual Incentive(2)	1,200,000	425,000	1,200,000	475,000	1,300,000
Retention Incentive(3)	—	1,200,000	2,000,000	—	2,000,000
Payment Related to Health Benefits(4)	10,442	31,557	32,015	31,577	31,577
SAR and Option Vesting(5)	—	—	—	—	—
RSU Vesting(6)	124,332	125,615	298,400	152,441	584,864
PSU Vesting(7)	310,868	10,569	227,561	95,750	151,707
SERP Vesting(8)	—	583,825	2,295,445	1,287,035	1,755,480
Restoration Plan Vesting(9)	703,612	146,178	473,438	308,597	405,096
Continued Life Insurance(10)	34,326	11,471	24,048	114,527	14,624

Total	$9,883,580	$4,334,215	$9,800,907	$4,364,927	$9,543,348

(1)

Reflects a lump sum cash severance payment, payable within 60 days of the date of termination in an amount equal to two and one-half times base salary plus two and one-half times target annual incentive, in the case of Mr. McInerney, or two times base salary plus two times target annual incentive, in the case of the other continuing named executive officers.

(2)

Reflects lump sum cash payment of the current-year annual incentive award based on actual performance results through the end of 2015. Annual incentive awards are determined based on actual pro rata performance, to the extent such performance can be reasonably established, or otherwise based on an assumed achievement of all relevant performance goals at “target.”

(3)	Reflects cash-based retention incentive awards made in 2015. For more information regarding the retention incentive, please see the Compensation Discussion and Analysis section above.
(4)	Reflects a lump sum cash payment equal to the cost of 18 months of continued health coverage.
(5)

Reflects the aggregate value of stock options and SARs (based on the excess, if any, of the closing price of Genworth common stock on December 31, 2015 over the exercise price) which would become immediately vested and exercisable in full. Because the closing price of Genworth common stock on December 31, 2015 ($3.73) was less than the exercise price for all stock options and SARs that would become vested, no value for these awards is reflected in the table.

(6)	Reflects the aggregate value of RSUs (based on the closing price of Genworth common stock on December 31, 2015 of $3.73) which would immediately vest as of the executive’s termination.
(7)

Pursuant to the 2014 Change of Control Plan, 2014-2016 and 2015-2017 PSUs would become vested and be deemed earned based on actual pro rata performance as of the date of a participant’s Qualified Termination, to the extent such performance can be reasonably established in the sole discretion of the Compensation Committee, or otherwise based on an assumed achievement of all relevant performance goals at “target.” Amounts in column reflect the aggregate value of these PSUs (based on the closing price of Genworth common stock on December 31, 2015 of $3.73) which would become vested based on an assumed achievement of performance goals at “target levels,” and a pro rata payout based on the portion of the performance period elapsed as of the Qualified Termination.
(8)	Reflects the present value of each participating named executive officer’s accumulated benefits under the SERP, as noted in the 2015 Pension Benefits Table, which would become fully vested.
(9)

Reflects the outstanding balance of the Restoration Plan as of December 31, 2015, including contributions made to the plan in 2016 for qualified earnings in 2015, as noted in the 2015 Non-Qualified Deferred Compensation Table, which would become fully vested.

(10)	Reflects the estimated value of premium payments for 18 months of continued coverage under the Leadership Life and Executive Life Programs.

Death or Disability

In the event of death or total disability, executive officers (or their designated beneficiary) would generally be eligible to receive the following:

•

Equity Awards. In the event of death, all unvested stock options and SARs would become vested and exercisable, all unvested RSUs would become vested, and unvested PSUs held for at least one year would become vested on a pro rata basis as of the date of termination based on the number of full months elapsed from the grant date until the date of termination, and would pay out at the end of the regular performance period based on actual performance. Based on current progress toward goals, we do not currently expect that the 2014-2016 PSUs will result in any payout following the performance period. In the event of termination due to total disability, the treatment of outstanding stock options, SARs, RSUs and PSUs is the same as in the event of death, except that with respect to outstanding stock options, SARs and RSUs, any such equity awards not held for more than a year from the grant date would be forfeited.

•	Annual Incentive. Executive officers (or their designated beneficiary) would receive a pro-rated portion of any annual incentive award, based on actual performance results.

•

Retirement Programs. Executive officers (or their designated beneficiary) would become vested in the SERP benefits shown in the 2015 Pension Benefits Table and the balance of the Restoration Plan reported in the 2015 Non-Qualified Deferred Compensation Table (which includes the 2016 contribution to the Restoration Plan, based on 2015 compensation).

•

Life Insurance Programs. In the event of death, their beneficiary would receive payments pursuant to the Leadership Life and Executive Life Programs in the form of death benefits. In the event of disability, the executive would receive one year of continued Leadership Life Program premiums.

The following table summarizes the payments and benefits payable to the continuing named executive officers (or their designated beneficiary) in the event of death or total disability as of December 31, 2015:

	Mr. McInerney		Ms. Groh		Mr. Schneider		Mr. Laming		Mr. Sheehan
	Death	Disability	Death	Disability	Death	Disability	Death	Disability	Death	Disability
Stock Option and SAR Vesting(1)	$ —	$ —	$ —	$ —	$ —	$ —	$ —	$ —	$ —	$ —
RSU Vesting(2)	124,332	124,332	125,615	67,613	298,400	—	152,441	21,891	584,864	6,714
PSU Vesting(3)	—	—	—	—	—	—	—	—	—	—
Cash-in-Lieu of Equity(4)	—	—	116,500	—	—	—	—	—	—	—
Retention Incentive(5)	—	—	1,200,000	—	2,000,000	2,000,000	—	—	2,000,000	2,000,000
Pro-Rated Annual Incentive Award(6)	1,200,000	1,200,000	425,000	425,000	1,200,000	1,200,000	475,000	475,000	1,300,000	1,300,000
SERP Vesting(7)	—	—	583,825	583,825	2,295,445	2,295,445	1,287,035	1,287,035	1,755,480	1,755,480
Restoration Plan Vesting(8)	703,612	703,612	146,178	146,178	473,438	473,438	308,597	308,597	405,096	405,096
Leadership Life Program(9)	2,000,000	16,599	1,124,000	3,846	2,000,000	10,699	1,900,000	40,945	2,000,000	4,818
Executive Life Program(10)	1,453,500	—	1,453,500	—	1,456,000	—	1,453,500	—	1,463,000	—

Total	$5,481,444	$2,044,543	$5,174,618	$1,226,462	$9,723,283	$5,979,582	$5,576,573	$2,133,468	$9,508,440	$5,472,108

(1)

Reflects the aggregate value of stock options and SARs (based on the excess, if any, of the closing price of Genworth common stock on December 31, 2015 over the exercise price) which would become immediately vested and exercisable in full. Because the closing price of Genworth common stock on December 31, 2015 ($3.73) was less than the exercise price for all stock options and SARs that would become vested, no value for these awards is reflected in the table.

(2)	Reflects the aggregate value of RSUs (based on the closing price of Genworth common stock on December 31, 2015 of $3.73) which would immediately vest as of the executive’s death or total disability.
(3)

Based on current progress toward goals, we do not expect that any of the 2014-2016 PSUs will be earned and become vested following the performance period. Performance-based equity awards that have been held for less than one year at the time of termination are forfeited, and therefore the continuing named executive officers would have forfeited the 2015-2017 PSUs granted on April 3, 2015.

(4)

Reflects the portion of the Cash-in-Lieu of Equity award made to Ms. Groh which would accelerate immediately upon her termination. For more information regarding Cash-in-Lieu of Equity, please see the Compensation Discussion and Analysis section above.

(5)	Reflects cash-based retention incentive awards awarded in 2015. For more information regarding the retention incentive, please see the Compensation Discussion and Analysis section above.
(6)	Reflects a pro-rated portion of any annual incentive award, based on actual performance results.
(7)	Pursuant to the terms of the SERP, the SERP benefits become vested in the event of death or disability. These amounts are reported in the 2015 Pension Benefits Table.
(8)

Pursuant to the terms of the Restoration Plan, the Restoration Plan balances become vested in the event of death or disability. These amounts, which include contributions to be made on behalf of the continuing named executive officers in 2016 for compensation earned in 2015, are reported in the 2015 Non-Qualified Deferred Compensation Table.

(9)

Represents death benefits payable to the continuing named executive officer’s beneficiary in the event of death, or the value of one year of continued premium payments in the event of total disability.

(10)

Pursuant to the terms of the Executive Life Program, we will use the proceeds from a company-owned life insurance policy to pay the continuing named executive officer’s beneficiary a $1 million payment, plus a gross-up on federal and state income taxes related to that payment.

Retirement

Each of our executive benefit and compensation programs has varying retirement definitions. Upon a voluntary termination, a retirement-eligible executive would be eligible to receive the following:

•

Retirement Programs. The current definition of retirement for purposes of the SERP is attainment of age 60 with five years of service. As amended and described above, participants in the SERP may partially vest sooner after they reach age 55 and have earned five years of “future service” (i.e., service occurring after December 31, 2015) based on a scale ranging from 50% at age 55 and increasing by 10% each year until the participant reaches full vesting at age 60. The SERP was closed to new participants effective January 1, 2010; therefore, Mr. McInerney is not eligible for our SERP. The Restoration Plan currently vests upon termination if the participant is at least age 60 with respect to the Restoration 401(k) Savings and Restoration Retirement Account Feature account balances, and after age 60 with five years of service with respect to any Supplemental Contribution account balance. As amended and described above, the Restoration Plan may also become vested after attaining three years of “future service” (i.e., service occurring after December 31, 2015) with respect to the Restoration 401(k) Savings Feature and Restoration Retirement Account Feature (there is no change to the vesting requirements for Supplemental Contributions). Benefits will be paid from the Restoration Plan in 10 annual installments if the account balance is $50,000 or more at retirement or paid in a lump sum if the account balance is less than $50,000 at retirement.

•

Life Insurance Programs. The definition of retirement under the Leadership Life Program is age 60 with 10 years of service. If this eligibility is met, we will continue to pay Leadership Life Program premiums until the later of age 65 or until a total of 10 annual premium payments have been made. For participants under the Executive Life Program prior to January 1, 2007, we will continue to pay the premium if the executive retires at age 60 with 10 years of service. For participants joining the Executive Life Program after January 1, 2007, coverage will cease at termination.

•

Equity Awards. All unvested stock option, SAR and RSU awards that have been held for one year at the time of retirement would immediately vest and become exercisable if the participant is at least age 60 with five years of service at retirement. PSUs would become vested on a pro rata basis, based on actual performance for the entire performance period.

Mr. Laming was the only continuing named executive officer eligible for retirement under definitions of retirement for each plan in 2015. Assuming retirement on December 31, 2015, Mr. Laming would have been eligible to receive the following payments and benefits:

Mr. Laming
Stock Option and SAR Vesting(1)	$ —
RSU Vesting(2)	21,891
PSU Vesting(3)	—
SERP Vesting(4)	1,287,035
Restoration Plan Vesting(5)	308,597
Leadership Life Program(6)	40,945
Executive Life Program(7)	1,453,500

Total	$3,111,968

(1)

Reflects the aggregate value of stock options and SARs (based on the excess, if any, of the closing price of Genworth common stock on December 31, 2015 over the exercise price) which would become immediately vested and exercisable in full. Because the closing price of Genworth common stock on December 31, 2015 ($3.73) was less than the exercise price for all stock options and SARs that would become vested, no value for these awards is reflected in the table.

(2)	Reflects the aggregate value of RSUs (based on the closing price of Genworth common stock on December 31, 2015 of $3.73) which would immediately vest as of the executive’s retirement.
(3)

Based on current progress toward goals, we do not expect that any of the 2014-2016 PSUs will be earned and become vested following the performance period. Performance-based equity awards that have been held for less than one year at the time of termination are forfeited, and therefore Mr. Laming would have forfeited his 2015-2017 PSUs granted on April 3, 2015.

(4)	Reflects the SERP balance as of December 31, 2015 as noted in the Pension Benefits Table above.
(5)	Represents the December 31, 2015 Restoration Plan account balance, plus contributions to be made in 2016, for compensation earned in 2015.
(6)	Reflects the post-retirement premiums to be paid by the company to maintain a death benefit that gradually decreases and freezes at age 67 to 33-1/3% of the pre-retirement death benefit.
(7)

Pursuant to the terms of the Executive Life Program, we will use the proceeds from a company-owned life insurance policy to pay Mr. Laming’s beneficiary a $1 million payment, plus a gross-up on federal and state income taxes related to that payment.

Business Disposition

Some of our equity awards contain provisions for modified vesting if an employee terminates as a result of employment by a successor employer to which we have transferred a business operation (“Business Disposition”). In the event of a Business Disposition and related termination of employment as of December 31, 2015, all unvested stock options and SARs noted in the Outstanding Equity Awards at 2015 Fiscal Year-End Table above that have been held for at least 12 months as of the date of termination would continue to vest in accordance with their original vesting schedule, and outstanding stock options and SARs would expire on the earlier of the original expiration date or five years from the Business Disposition date. All outstanding RSU and PSU awards held by an employee transferred in a Business Disposition would be forfeited immediately upon such Business Disposition. For Ms. Groh, the cash-based retention incentive awards held, and the first 50% of the Cash-in-Lieu of Equity, would each vest and become payable should her employment terminate as a result of a Business Disposition.

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act), we are required to provide our stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail in the Compensation Discussion and Analysis section above, our executive compensation programs are designed to attract, retain and motivate employees of superior ability who are dedicated to the long-term interests of our stockholders. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. Highlights of our executive compensation program, as described in the Compensation Discussion and Analysis section, include:

•	compensation programs that are performance-based and align executive officer incentives with stockholder interests over multiple timeframes;

•

annual incentives that are earned based on performance measured against specific financial and operational objectives for an executive’s area of responsibility, together with a qualitative assessment of performance;

•	at-risk pay and compensation design that reflect an executive officer’s impact on company performance over time; and

•

appropriate risk management practices, including a clawback policy, anti-hedging policy, anti-pledging policy, stock ownership requirements, net share retention ratio and net hold requirements with respect to equity grants.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote FOR the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement for the Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis section, the 2015 Summary Compensation Table and the other related tables and narrative discussion.

The say-on-pay vote is advisory, and therefore not binding on Genworth, the Compensation Committee or our Board of Directors. However, our Board of Directors and the Compensation Committee value the opinions of our stockholders, and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation as it deems appropriate.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR

THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS,

AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE

COMPENSATION DISCLOSURE RULES OF THE SEC.

EQUITY COMPENSATION PLANS

The following table gives information as of December 31, 2015 about common stock that may be issued under all of our existing equity compensation plans:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(2)	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(3)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))(4)
Equity Compensation Plans Approved by Stockholders(1)	7,756,545	$11.99	9,764,056
Equity Compensation Plans Not Approved by Stockholders	—	—	—

Total	7,756,545	$11.99	9,764,056

(1)	2004 Genworth Financial, Inc. Omnibus Incentive Plan and 2012 Genworth Financial, Inc. Omnibus Incentive Plan.
(2)

Includes shares issuable pursuant to the exercise or conversion of stock options, SARs, RSUs, PSUs and DSUs. The number of shares issuable upon exercise of SARs is calculated based on the excess, if any, of the closing price of our common stock on December 31, 2015 of $3.73 over the base price of the SARs. The number of shares issuable upon conversion of PSUs is calculated based on maximum payout levels until the performance period closes and the award settles.

(3)

Calculation of weighted-average exercise price of outstanding awards includes SARs (which are exercisable for shares of common stock for no consideration) and stock options, but does not include RSUs, PSUs and DSUs that convert to shares of common stock for no consideration. The weighted-average exercise price of outstanding stock options was $12.34. The weighted-average base price of outstanding SARs was $10.56.

(4)	All of these shares are available for issuance pursuant to grants of full-value stock awards.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Our Board of Directors has established a policy, which is set forth in our Governance Principles that Genworth will not enter into a transaction with a “related person” except in circumstances where there is a verifiable Genworth business interest supporting the transaction and the transaction otherwise meets Genworth’s standards that apply to similar transactions with unaffiliated entities or persons. For purposes of our policy, “related person” means any of our executive officers, directors, nominees for director, any persons known by us to beneficially own in excess of 5% of any class of our voting securities, any person who is an immediate family member of the foregoing and any firm, corporation or other entity in which any of the foregoing persons is an executive officer, general partner, principal or in a similar position or in which such person is deemed to have a 10% or greater beneficial ownership interest. Our policy applies to all transactions with “related persons,” including modifications of previously approved transactions, other than: (1) transactions available to all employees generally; and (2) transactions involving the payment of compensation or the entry into compensatory agreements or arrangements that are approved by the Compensation Committee or paid pursuant to an agreement, plan or arrangement approved by the Compensation Committee. The Board has delegated to the Audit Committee the responsibility of establishing policies and procedures for the review and approval of transactions with related persons, and the Audit Committee has established certain key practices related thereto. Our Governance Principles are in writing and can be found in the corporate governance section of our website. To view, go to www.genworth.com, click “Investors,” then click “Corporate Governance” and then click “Governance Principles.” Our Audit Committee’s key practices are in writing and can be found in the corporate governance section of our website. To view, go to www.genworth.com, click “Investors,” then click “Corporate Governance,” then click “Audit Committee” and finally click “Key Practices.”

EVALUATION OF COMPENSATION PROGRAM RISKS

The Compensation Committee annually reviews a report prepared by management regarding the design and operation of our compensation arrangements for employees, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that could have a material adverse effect on the company. Following that review for 2015 compensation, the Compensation Committee agreed with management’s conclusion that the company’s compensation plans, programs and policies do not encourage employees to take risks that are reasonably likely to have a material adverse effect on the company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person with respect to our securities.

To our knowledge, all filings required to be made by reporting persons during 2015 were timely made in accordance with the requirements of Section 16(a) of the Exchange Act.

REPORT OF THE AUDIT COMMITTEE

We have reviewed and discussed the company’s audited financial statements and management’s annual report on internal control over financial reporting with management, which has primary responsibility for the financial statements and related internal controls. KPMG LLP (“KPMG”), the company’s independent registered public accounting firm for 2015, is responsible for expressing an opinion on the conformity of the company’s audited financial statements with U.S. generally accepted accounting principles and on the effectiveness of the company’s internal control over financial reporting. The committee has discussed with KPMG the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (United States) (the “PCAOB”). The committee has received the written disclosures and the letter from KPMG in accordance with applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and the committee discussed with KPMG that firm’s independence. The committee also concluded that KPMG’s provision of audit and non-audit services, as described in the next section, to the company and its affiliates is compatible with KPMG’s independence.

Based on the review and discussions referred to above, the committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for 2015 for filing with the U.S. Securities and Exchange Commission. This report is provided by the following independent directors, who constitute the committee:

James A. Parke, Chair

Christine B. Mead

Thomas E. Moloney

James S. Riepe

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Upon the approval of the Audit Committee, Genworth retained KPMG to audit our consolidated financial statements for 2015 and to attest to the effectiveness of the company’s internal control over financial reporting. In addition, Genworth retained KPMG, as well as other accounting firms, to provide other auditing and advisory services in 2015.

We understand the need for KPMG to maintain objectivity and independence in its audit of our consolidated financial statements. As required by the Audit Committee’s charter and applicable SEC and PCAOB rules and regulations, the Audit Committee pre-approves all audit, audit-related, tax and other permitted non-audit services performed by KPMG, including the amount of fees payable for such services, to ensure that the provision of such services does not impair KPMG’s independence. The Audit Committee may not delegate this responsibility to management. Certain audit and audit-related services and fees are pre-approved by the Audit Committee on an annual basis in connection with the engagement of KPMG as the company’s independent registered public accounting firm for the fiscal year. Other audit, audit-related and permitted non-audit services have been pre-approved by the Audit Committee pursuant to our Audit Committee’s Key Practices and are subject to fee caps. Any other audit, audit-related and permitted non-audit services and all tax services must be specifically pre-approved by the Audit Committee.

The aggregate fees billed by KPMG in 2015 and 2014 for professional services rendered were:

Type of Fees	2015	2014
	(in millions)
Audit Fees(1)	$8.4	$9.6
Audit-Related Fees(2)	2.1	1.9
Tax Fees(3)	0.2	0.2
All Other Fees(4)	0.1	0.0

Total	$10.8	$11.7

(1)

Fees for services to perform an audit or review in accordance with either the standards of the PCAOB or generally accepted auditing standards and services that generally only Genworth’s independent registered public accounting firm can reasonably provide, such as the audit of Genworth’s consolidated financial statements included in public offerings or filings, the review of the financial statements included in our Quarterly Reports on Form 10-Q, and for services that are normally provided by accountants in connection with statutory and regulatory filings or engagements.

(2)

Fees for assurance and related services that are traditionally performed by Genworth’s independent registered public accounting firm, such as audit and related services for employee benefit plan audits, internal control reviews, document production requests, attest services not required by statute or regulation, and consultation concerning financial accounting and reporting standards.

(3)

Fees for tax compliance, consultation and planning services. Tax compliance generally involves preparation of original and amended tax returns, claims for refunds, tax payment planning services and assistance with tax audits and filing appeals and totaled $116,516 for 2015 and $151,192 for 2014. Tax consultation and tax planning encompass a diverse range of services, including assistance in connection with tax advice related to mergers and acquisitions, employee benefit plans and requests for rulings or technical advice from taxing authorities and totaled $42,739 for 2015 and $0 for 2014.

(4)	Fees not considered audit or audit-related, such as the actuarial services and consultations related to the implementation of Solvency II.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our consolidated financial statements and to attest to the effectiveness of our internal control over financial reporting. The Audit Committee has selected KPMG as our independent registered public accounting firm for 2016. KPMG has served continuously as our independent auditor since our initial public offering in 2004. KPMG is a registered public accounting firm with the PCAOB, as required by the Sarbanes-Oxley Act of 2002 and the rules of the PCAOB.

The Audit Committee recognizes the importance of maintaining the independence of the company’s independent auditor, both in fact and appearance. In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a rotation of the independent auditor. In addition, the Audit Committee has adopted restrictions on our hiring of a KPMG partner, director, manager, staff, advising member of the department of professional practice, reviewing actuary, reviewing tax professional and any other persons having responsibility for providing audit assurance on any aspect of their certification of the company’s financial statements. The committee also requires the lead KPMG partner assigned to our audit to be rotated at least every five years. The Audit Committee and its chairperson are directly involved in the selection of the new lead partner.

Each year, the Audit Committee evaluates the qualifications, performance and independence of the company’s independent auditor and determines whether to re-engage the current independent auditor for the following year. In doing so, the Audit Committee considers, among other things: (i) external data relating to audit quality and performance, including recent PCAOB reports on KPMG and its peer firms; (ii) KPMG’s tenure as our independent auditor and its familiarity with our operations and businesses, accounting policies and practices and internal control over financial reporting; (iii) the quality and efficiency of the services provided by the auditors, the auditors’ capabilities and technical expertise; and (iv) KPMG’s independence.

Based on this evaluation, the members of the Audit Committee and our Board of Directors believe that the continued retention of KPMG is in the best interests of the company and its stockholders.

KPMG representatives are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

We are asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm. Although ratification is not required by our certificate of incorporation or Bylaws or otherwise, the Board is submitting the selection of KPMG to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE

RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2016.

GENWORTH FINANCIAL, INC.

C/O PROXY SERVICES

P.O. BOX 9142

FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information:

Stockholders:

You must vote these shares no later than 11:59 p.m. ET on May 11, 2016.

Participants in the Genworth Financial, Inc. Retirement and Savings Plan:

You must vote these shares no later than 11:59 p.m. ET on May 9, 2016.

Members in the Genworth Financial Canada Stock Savings Plan:

You must vote these shares no later than 5:00 p.m. ET on May 10, 2016.

Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions:

Stockholders:

You must vote these shares no later than 11:59 p.m. ET on May 11, 2016.

Participants in the Genworth Financial, Inc. Retirement and Savings Plan:

You must vote these shares no later than 11:59 p.m. ET on May 9, 2016.

Members in the Genworth Financial Canada Stock Savings Plan:

You must vote these shares no later than 5:00 p.m. ET on May 10, 2016.

Have your proxy card in hand when you call, and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

  TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E00938-P73974-Z67270                     KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GENWORTH FINANCIAL, INC. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE IN PROPOSAL 1 BELOW, AND “FOR” PROPOSALS 2 AND 3.

1.	Election of Directors
	Nominees:	For	Against	Abstain			For	Against	Abstain
	1a. William H. Bolinder	☐	☐	☐	2.	Advisory vote to approve named executive officer compensation.	☐	☐	☐
	1b. G. Kent Conrad	☐	☐	☐
	1c. Melina E. Higgins	☐	☐	☐	3.	Ratification of the selection of KPMG LLP as the independent registered public accounting firm for 2016.	☐	☐	☐
	1d. Thomas J. McInerney	☐	☐	☐
	1e. David M. Moffett	☐	☐	☐
	1f. Thomas E. Moloney	☐	☐	☐
	1g. John R. Nichols	☐	☐	☐
	1h. James A. Parke	☐	☐	☐
	1i. James S. Riepe	☐	☐	☐
						For address changes and/or comments, please check this box and write them on the back where indicated.			☐
						Please indicate if you plan to attend this meeting.	☐	☐
							Yes	No

NOTE: Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, or trustee, please give your full title. For joint accounts each owner must sign. Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to Be Held on May 12, 2016:

Genworth’s proxy statement and annual report to stockholders are available at www.proxyvote.com.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

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E00939-P73974-Z67270

GENWORTH FINANCIAL, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 12, 2016

Stockholder:

The undersigned stockholder of Genworth Financial, Inc. hereby appoints Thomas J. McIney, Kelly L. Groh, and Michael J. McCullough, and each of them jointly and severally, proxies, with full power of substitution, to represent and to vote all shares of Class A Common Stock of Genworth Financial, Inc. that the undersigned is entitled to vote at the 2016 Annual Meeting of Stockholders to be held on Thursday, May 12, 2016, at 9:00 a.m. local time and at any adjournment thereof, upon such business as may properly come before the meeting, including the proposals described in the Proxy Statement dated April 1, 2016, a copy of which has been received by the undersigned, and on matters incident to the conduct of the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH NOMINEE LISTED IN PROPOSAL 1, AND FOR PROPOSALS 2 AND 3. ON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING, THE PROXIES SHALL VOTE IN ACCORDANCE WITH THEIR JUDGMENT.

Participant in the Genworth Financial, Inc. Retirement and Savings Plan (the “Plan”):

The undersigned participant in the Plan hereby directs The Bank of New York Mellon (“BNYM”) as Trustee for the Plan, to vote all shares of Class A Common Stock of Genworth Financial, Inc. allocated to the undersigned’s account under the Plan at the 2016 Annual Meeting of Stockholders to be held on Thursday, May 12, 2016 at 9:00 a.m. local time, and at any adjournment thereof, upon such business as may properly come before the meeting, including the proposals described in the Proxy Statement dated April 1, 2016, a copy of which has been received by the undersigned, and on matters incident to the conduct of the meeting.

THIS PROXY VOTING INSTRUCTION CARD WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED PLAN PARTICIPANT. IF THIS PROXY VOTING INSTRUCTION CARD IS NOT PROPERLY COMPLETED AND SIGNED, OR IF IT IS NOT TIMELY RECEIVED BY THE DESIGNATED TABULATOR, SHARES OF GENWORTH’S CLASS A COMMON STOCK HELD IN THE UNDERSIGNED’S ACCOUNT UNDER THE PLAN WILL BE VOTED IN THE SAME PROPORTION AS SHARES OF GENWORTH’S CLASS A COMMON STOCK FOR WHICH DIRECTIONS HAVE BEEN RECEIVED FROM OTHER PLAN PARTICIPANTS, UNLESS BNYM DETERMINES TO VOTE OTHERWISE, CONSISTENT WITH ITS OBLIGATIONS UNDER ERISA. ALL INSTRUCTIONS RECEIVED BY BNYM FROM INDIVIDUAL PARTICIPANTS WILL BE HELD IN CONFIDENCE.

Member in the Genworth Financial Canada Stock Savings Plan (the “Canadian Plan”):

        The undersigned member in the Canadian Plan hereby directs Sun Life Financial, as Trustee for the Canadian Plan, to vote all shares of Class A Common Stock of Genworth Financial, Inc. allocated to the undersigned’s account under the Canadian Plan at the 2016 Annual Meeting of Stockholders to be held on Thursday, May 12, 2016, at 9:00 a.m. local time and at any adjournment thereof, upon such business as may properly come before the meeting, including proposals 1, 2 and 3, which are described in the Proxy Statement dated April 1, 2016, a copy of which has been received by the undersigned, and on matters incident to the conduct of the meeting.

THIS PROXY VOTING INSTRUCTION FORM WHEN PROPERLY COMPLETED AND SIGNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED MEMBER. IF THIS PROXY VOTING INSTRUCTION FORM IS NOT PROPERLY COMPLETED AND SIGNED, OR IF IT IS NOT TIMELY RECEIVED BY THE DESIGNATED TABULATOR, SHARES OF GENWORTH’S CLASS A COMMON STOCK HELD IN THE UNDERSIGNED’S ACCOUNT UNDER THE PLAN WILL NOT BE VOTED.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(PLEASE MARK, SIGN AND DATE ON REVERSE SIDE)